Exhibit 10.14

LICENSE AND DISTRIBUTION AGREEMENT

This license and distribution agreement (the “Agreement”) is made and entered into upon the 3rd day of February, 2004 (the “Effective Date”), by and between Vivendi Universal Games Inc, a Delaware corporation and its direct and indirect subsidiaries, with its principal place of business at 6080 Center Drive, 10th Floor, Los Angeles, CA 90045 (“VUG”) and China The9 Interactive, a Hong Kong corporation, with its principal place of business at 22/F, Hang Lung Centre, 2 Paterson Street, Causeway Bay, Hong Kong (“Licensee”).

RECITALS

WHEREAS, VUG through its studio, Blizzard, is developing an OLMMP game entitled, World of Warcraft™; and VUG is duly authorized and has the right to license the same; and

WHEREAS, Licensee has previously published an OLMMP game and represents that it has the desire, capability and capacity to market, host, and operate WoW and perform the other rights and obligations of Licensee described herein in a high-quality manner within and throughout the Territory; and

WHEREAS, VUG is willing to license WoW to Licensee in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, VUG and Licensee agree as follows:

1.	Definitions. Whenever used in this Agreement, the following terms shall have the following specified meanings:

1.1.	“Account” means the collection of database records which describes a user of the Localized Client software who connects to the Local Server for the purpose of playing Localized WoW as well the user’s associated character records. The Account includes all information pertaining to the user, including, but not limited to, their full name, address, e-mail address, phone number, game card number, unique account ID and associated usage statistics such as time played.

1.2.	“Alpha” means the first playable form of a software application with at least 75% of the final functionality, graphics, sound, video and text of the completed application.

1.3.	“Anti-Cheating Software” means software developed by Blizzard, the Licensee, or licensed from a 3rd party provider that is distributed with the Client software and which detects, on the user’s computer running the WoW Client, the presence of any unauthorized software or hardware which modifies or monitors the hardware, Client software, the network stream, or the operating system with the effect of altering the game experience or providing an advantage to the user in any way not intended by VUG.

1.4.	“Approved” or “Approval” means a consent provided in writing from an authorized representative of VUG, and/or Blizzard as the case may be.

1.5.	“Beta” means a version of a software application ready for testing in complete form (ninety percent (90%) functionality, graphics, content, sound, video, and text). “Closed Beta” means the secured and non-public testing of the Beta version of the Localized WoW by a select group of end users, at VUG’s sole discretion and subject to a Beta License Agreement, prior to Open Beta. “Open Beta” means a secure testing by public applicants to the beta testing program, subject to a Beta License Agreement and subject to Blizzard’s approval, of a follow up and new Beta version of the Localized WoW prior to Commercial Release.

1.6.	“Billing System” means the collection of software, hardware and data provided by the Licensee that associates Accounts with revenue generation methods set forth in Section 6.1 and Exhibit D and is responsible for the accurate tracking and billing of those revenue generation methods. VUG, at its discretion, may require minimum functionality and technical specifications of the Billing System from time to time and may state such specifications in Exhibit A.

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1.7.	“Client” means: (i) object code which may be acquired and installed by a User either on some form of tangible media (e.g., a CD-ROM, DVD-ROM, etc.) or by means of a “download” or transmission via an online connection, or which is pre-installed on (i.e., bundled with) a computer which, when installed on a User’s computer which is connected to the Internet, allows access to and communication with the Server Software; and (ii) any and all manuals, specifications, user guides and other documentation related thereto.

1.8.	“Commercial Release” or “Commercially Released” means the shipment, license, sale or making available for sale, use or download of a Client able to connect to Server Software, except for any Closed or Open Beta testing, or similar quality control testing by a limited number of Users, who are not charged for the use or operation of WoW. “Commercial Release Date” means the date on which Localized WoW is officially launched on the Local Server and commercially made available to the general public in the Territory.

1.9.	“Concurrency” means the number of users connected to the Local Server at any given time. “Peak Concurrency” means the maximum number of users connected to the Local Server at any one time, as measured over a period of time such as a day, week, or month. “Average Concurrency” means the average of the number of users connected to the Local Server as measured over a given period of time such as a day, week, or month.

1.10.	“Copyrights” means all copyright rights, neighboring and derivative rights, and all other literary property and author rights and all right, title and interest in all design rights, copyrights, copyright registrations, certificates of copyright and copyrighted interests throughout the world.

1.11.	“EULA” means Blizzard’s end user license for WoW, as may be modified by Blizzard, from time to time, which shall be included in the set up of a User Account and/or installation of the Localized Client. Blizzard shall, where appropriate, localize the EULA to comply with the laws in the Territory.

1.12.	“Exploit” or the “Exploitation” means to exercise the rights granted to Licensee in Section 2 below.

1.13.	“Game Card” shall mean the tangible card containing a unique code (or other unique mark) corresponding to a fixed length of play time for a single Account to connect to the WoW Local Servers. VUG shall be responsible for providing the unique access codes or marks to Licensee, and Licensee shall print the individual codes on the Game Cards. Users may only access the Local Servers by using valid Game Cards. All Game Cards shall expire after their fixed length of play time has passed and in any event all Game Cards will expire on the expiration or earlier termination of this Agreement. Expiration of all Game Cards terminates VUG’s support obligations.

1.14.	“Game Data” means the data that the Server Software accesses to store the permanent and persistent information about the state of the Realms including, but not limited to, characters, Accounts, logs, items, quests, monsters, guilds and other game and player information. VUG shall have access to Game Data at all times.

1.15.	“Game Unit Commerce” means the trading in Virtual Property in exchange for real-world value (e.g., money or bartering for goods and services outside of WoW).

1.16.	“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental authority.

1.17.	“Gross Sales” means all revenues received or recognized by Licensee, its agents or any sublicensees preapproved in writing by VUG, under International Accounting Standards arising out of or resulting from the Commercial Release or other Exploitation of the licenses granted under this Agreement, including without limitation both Retail Sales Revenue and Online Revenue.

1.18.	“Hacking” means any unauthorized access, programming or modification of computer code, or other action related to any WoW component, including without limitation, the Server Software, Client, Billing

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System, Game Data, any database, or other component of WoW, and including without limitation, any cheats, any activity that may be construed as fraud and related activity in connection with computers under 18 U.S.C. 1030, or any illegal activity under the Digital Millennium Copyright Act (“DMCA”)

1.19.	“Hardware” means the physical computers, networking equipment, support equipment, wiring and associated equipment required to run the WoW Server Software and databases.

1.20.	“Implementation Plan” means the project deliverables, milestones and dates for the implementation of WoW set out in Exhibit B.

1.21.	“Instructional Guide” means a work of authorship based on text and graphic elements that accompanies the Localized Client, Game Cards or otherwise the Localized WoW and is designed for the primary purpose of instructing or guiding the player of the Localized WoW in the game play embodied therein.

1.22.	“Integration” means the process of merging a Localization into a software application. The past tense of Integration is “Integrated” which definition shall also mean that such software application has passed quality assurance testing.

1.23.	“Intellectual Property Rights” means, collectively, worldwide Patents, Trade Secrets, Copyrights, moral rights (moral rights include the right of an author to be known as the author of a work; to prevent others from being named as the author of a work; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing), trade names, Trademarks, rights in trade dress and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing.

1.24.	“International Accounting Standards” means for purposes of revenue recognition, revenue is recognized when online game playtime has been used or otherwise consumed by players; prepaid subscription fees and royalty fees are deferred in B/S, hardware depreciation = straight line; and, card expiration dates, if any, and accounting differences between flat-rate monthly cards and stored-value, hourly cards.

1.25.	“Law” means any federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

1.26.	“Localize or Localization” means the modification of English materials to meet the needs of the Chinese-speaking users in the Territory. This may include code changes, additions and alterations to the feature set, changes in the text, data, music, voices, sounds or new art. The intent being to provide a more culturally acceptable product. “Localized” means the state of such material after it has completed Localization and been approved by VUG.

1.27.	“Local Server” means the dedicated servers hosting the Localized Server Software in the Territory.

1.28.	“Marketing Materials” means any items that have been preapproved by Blizzard from the following categories: advertising, marketing, promotional, packaging materials, Promotional Merchandise or other similar materials (including without limitation any product specific Internet sites), or anything created by or on behalf of Licensee and preapproved by Blizzard for use in connection with the advertising, marketing, promotion or distribution of the Localized WoW.

1.29.	“Marketing Plan” means a marketing plan prepared by Licensee in accordance with the guidelines set forth in Exhibit C which Licensee shall act upon pursuant to Section 5.

1.30.	“OLMMP” means a type of interactive game software that is generally known in the industry as an “online massively-multiplayer persistent universe” that is capable of supporting more than 1000 simultaneous users per realm (with all such simultaneous users being capable of interacting with one another), and includes server software that operates on one or more network servers, but that may also include client

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software distributed to end-users for use or operation on a computing platform which nonetheless must be online to enable the use of any or most of the game software’s features or functions. Current examples of an OLMMP are Everquest, The Legend of Mir and Lineage.

1.31.	“Online Revenue” means revenue received or recognized by Licensee under International Accounting Standards arising out of or resulting from the Commercial Release or operation of a Localized Client and/or Localized Server Software, which may come from, but is not limited to, charging the end user for use of Server Software or collecting advertising or other revenues from any third parties in connection with the Localized WoW.

1.32.	“Online Services” means certain of the services and support of the Localized WoW network infrastructure, to be provided by Licensee as set out in this Agreement including but not limited to hosting, billing, publicly displaying (for marketing purposes only), marketing, operating, maintaining and granting User access to the Localized Website in relation to the provision of WoW.

1.33.	“Online Virtual Game Cards” means the functional and operational equivalent of the Game Cards in digital, electronic or such non-physical media, as the case may be, which may be purchased, downloaded and utilized on-line.

1.34.	“Original Artwork” means any pictorial, graphic works and other audiovisual works created by or on behalf of Licensee for the purpose of being incorporated into any component of the Localized WoW, Game Cards, Marketing Materials, Packaging Materials or Instructional Guide.

1.35.	“Packaging Materials” means all packaging and other materials used in connection with distributing the Localized Client and providing the Online Services to the User.

1.36.	“Patents” means all patent rights and all right, title and interest in all letters patent or equivalent rights and applications for letters patent or rights and any reissuing division, continuation or continuation in part application throughout the world.

1.37.	“Person” means and includes any individual, partnership, joint venture, corporation, company, association, joint stock company, trust, unincorporated organization or similar entity.

1.38.	“Promotional Events” means the promotional activities set forth in the Marketing Plan subject to Blizzard’s prior Approval.

1.39.	“Promotional Merchandise” means Blizzard Approved merchandise items created by or on behalf of Licensee that are sold at cost or near cost, given away for free or otherwise used for the purpose of increasing the sale, marketing, promoting or publicizing WoW.

1.40.	“Realm” shall mean a single, complete instance of a game world, its persistent data, server software, and hardware required to run said software, and which is in turn associated with a set of characters which are tied to that game world and, under normal circumstances, are unable to migrate to other game worlds. Realms are isolated from each other, as the events in one Realm do not normally affect or reflect the events in any other Realm.

1.41.	“Retail Sales Revenue” means Gross Sales, other than Online Revenue, received or recognized by Licensee under International Accounting Standards arising out of or resulting from the Commercial Release or other Exploitation of Client Software or Game Cards, which may take the form of, but is not limited to, either retail revenues collected directly from the end-user of the Localized Server Software or wholesale revenues collected by Licensee from any person or entity involved in the distribution of the Game Cards and/or Localized Client.

1.42.	“Section” means a section of this Agreement.

1.43.	“Server Software” means the collection of software that the Client connects to (whether directly or indirectly) comprising the interface between the Client and the Localized WoW OLMMP Online Services and any and all manuals, specifications, user guides and other documentation regarding such software.

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1.44.	“Specifications” means the technical and operational requirements and/or specifications for the hosting and operation of WoW as set out in Exhibit A, and which may be unilaterally amended by VUG at any time during the Term. Licensee shall bear the cost of any changes to the Specifications. The Specifications may include dates by which certain milestones must be met by Licensee.

1.45.	“Term” means the duration of this Agreement which shall be a period commencing on the Effective Date and expiring on the fourth anniversary of the Commercial Release Date, subject to early termination as set forth herein.

1.46.	“Terms of Use” or “TOU” means the terms of use applicable to the Localized WoW, as may be modified by Blizzard, from time to time.

1.47.	“Territory” means the Peoples Republic of China, but excludes Taiwan, Hong Kong and Macau.

1.48.	“Trademarks” means all trademark, tradename, business name, domain names and service mark rights arising under the common law, state law, U.S. federal law and laws of foreign countries and all right, title and interest in all trademarks, tradenames, service marks, trademark and service mark applications and registrations and trademark and service mark interests throughout the world, whether registered or not.

1.49.	“Trade Secrets” means all right, title and interest in all trade secrets and trade secret rights arising under the common law, state law, U.S. federal law or laws of foreign countries.

1.50.	“User” means an end-user of the Localized WoW, including without limitation, one who connects to the Localized Server Software for the purpose of downloading the Localized Client, patching, playing the Localized WoW, or in any other way establishing a connection to the WoW servers or databases.

1.51.	“Virtual Property” means items created by a User while playing WoW which have value within the game.

1.52.	“VUG Contractor” means a Person hired by VUG to provide service related to the implementation of the Localized WoW, including without limitation, Licensee’s exploitation or implementation of its rights or obligations hereunder.

1.53.	“VUG Trademarks” means the titles, Trademarks, and/or trade names of World of Warcraft™, Warcraft®,BLIZZARD ENTERTAINMENT® and their associated logos, the names of any characters or persons that appear or are described in WoW, the names of the places, scenes, things and events described in WoW, and short phrases, short sayings and the like that are set forth in WoW, as well as any translations, foreign language equivalents and combinations of the foregoing belonging to VUG and/or Blizzard as the case may be.

1.54.	“Website” means the dedicated WoW website as maintained by Blizzard Entertainment and Licensee, which is regularly updated and localized by Licensee as set out in the Specifications below.

1.55.	“Work Product” shall have the meaning set forth in Section 3.3.

1.56.	“WoW” means the initial version of the Client (i.e. Client v. 1.0) and the Server Software (i.e. v. 1.0), the Blizzard Intellectual Property Rights therein, and any updates, upgrades and expansions thereto that may be provided (but not obligated to be provided) by Blizzard to Licensee. Such updates or expansions are further described in Sections 4.12 and 4.13 or shall otherwise mean extensions or other changes that are logical improvements to the Localized Client and Server Software and that Blizzard elects to make available to Licensee under the terms of this Agreement. WoW, as licensed under this Agreement, shall not include any new versions or releases of WoW that are generally made available as a separate, price listed option, addition, or product of the WoW franchise. For purposes of clarification and example only, an update, upgrade or enhancement typically will be designated for a particular version as 1.a, 1.b, and so forth; whereas, a new version or release typically will be designated as 1.0, 2.0, and so forth, or WoW2, WoW3, and so forth. If Blizzard elects to create incremental content updates and/or Expansion Packs for the initial version of the Client, Blizzard may compile the materials from the Client, the content updates and the Expansion Packs and deem the compilation to be a new version so long as the new version has at least a thirty percent (30%) increase and/or change in content, gameplay and/or functionality as compared to the initial version of the Client and/or the Server Software.

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1.57.	All references in this Agreement to the “sale” or “selling” of the Localized WoW shall mean the sale of a license to use the Localized WoW. All references in this Agreement to the “purchase” of the Localized WoW shall mean the purchase of a license to use the Localized WoW. All references to “VUG” shall also refer to Blizzard, where appropriate, being its studio responsible for the development and implementation of WoW.

2.	Appointment as Exclusive Licensee within the Territory.

2.1.	Exclusive Appointment. Subject to the terms and conditions of this Agreement, VUG hereby appoints Licensee as an independent, exclusive licensee of the Localized WoW version 1 solely within the Territory during the Term, and Licensee hereby accepts such appointment. All rights not expressly granted to Licensee hereunder are reserved by VUG. The appointment of Licensee only grants to Licensee the licenses set forth in Sections 2.2 through 2.5 below, and does not grant any other right, title or interest in or to any other VUG product or property, in whole or in part, to Licensee. Notwithstanding anything else in this Agreement, all rights and licenses granted to Licensee in this Agreement will be subject to the exceptions, restrictions, limitations and conditions herein set forth, including without limitation the approval rights of VUG.

Further notwithstanding any other provision herein, the appointment and the rights and licenses granted hereunder shall be subject to Licensee’s written receipt of any and all applicable and/or required PRC government approvals, including but not limited to any government or other regulatory authorities which may have jurisdiction over Licensee, the Localized WoW, the manufacture, distribution, sale, and advertising or use of the Localized Client or Game Cards, or relating to or pertaining the performance of any obligation of Licensee under this Agreement. Licensee shall obtain the foregoing required, written government approvals prior to any distribution or sale of Localized Client or Game Cards and in any case not later than one (1) month prior to Open Beta. Upon any failure by Licensee to obtain any PRC government approvals by the aforesaid time period, VUG shall have the right to immediately terminate this Agreement without any liability to Licensee whatsoever. Without prejudice to the foregoing, Distributor agrees that it shall provide all reasonable assistance to enable VUG to secure any registration with the relevant government authorities as may be appropriate to secure its rights hereunder (for example, registration of this Agreement with the copyright and/or trademark authorities).

2.2.	Grant of License: Localization. Upon delivery of the English language Client and Server Software to Licensee, VUG shall grant to Licensee a non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to Localize such Client and Server Software. Notwithstanding any other provision in this Agreement, the license contained in this Section 2.2 shall be exclusive within the Territory until six (6) months prior to the expiration of the Term.

2.3.	Grant of License: Client. Upon delivery of the Integrated Client to Licensee, VUG shall grant to Licensee an exclusive, royalty-bearing, non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), market, manufacture, distribute (through both tangible and electronic methods) and sell the Localized Client.

2.4.	Grant of License: Server Software. Upon delivery of the Integrated Server Software to Licensee, VUG shall grant to Licensee an exclusive, royalty-bearing, non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), market, operate, maintain, and grant User access to the Localized Server Software. Licensee is prohibited from granting any third-party access to any component of the Server Software, except Users as contemplated hereunder.

2.5.	Grant of License: VUG Trademarks. VUG hereby grants to Licensee a non-exclusive, royalty-free, non-assignable, non-sublicensable, non-transferable license only within the Territory for the duration of the Term to publicly display (for marketing purposes only), use, reproduce and distribute the VUG Trademarks solely regarding VUG Approved Marketing Materials, Promotional Merchandise, Game Cards, Promotional Events and the Website.

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2.6.	Grant of License: Online Services. Upon delivery of the Integrated Website to Licensee, VUG shall grant to Licensee an exclusive, royalty-bearing, non-assignable, non-sublicensable, non-transferable, license only within the Territory for the duration of the Term to host, publicly display (for marketing purposes only), market, operate, maintain, and grant User access to the Localized Website. Licensee is prohibited from granting any third-party access to any component of the Website, except Users as contemplated hereunder.

2.7.	Grant of rights to sub-license: Wholly owned subsidiary. Notwithstanding anything contained herein to the contrary, but subject to the conditions below, Licensee shall be entitled to sub-license such of its rights hereunder to its wholly owned subsidiary (to be incorporated) in the Territory as may be necessary for the purposes of dedicated hosting, operations and management of WoW:

2.7.1.	Licensee shall first obtain the prior approval and consent of VUG for the sub-license to the wholly owned subsidiary;

2.7.2.	Licensee shall accept and comply with such additional terms, conditions and requirements as VUG may impose for the purposes of the sub-license to the wholly owned subsidiary;

2.7.3.	Licensee shall execute a valid agreement with wholly owned subsidiary for the sub-license ensuring (a) the rights, interests and entitlements of VUG and Blizzard under this Agreement are fully reserved and protected, and (b) the wholly owned subsidiary receives no greater or wider rights than that available to Licensee under this Agreement. Without limiting the forgoing, such agreement shall also provide that the rights of the wholly owned subsidiary shall terminate following the expiry and/or earlier termination of this Agreement, and further state that the continued hosting, operations, management, sale of WoW following the termination of this Agreement for any reason constitutes an infringement of VUG and Blizzard’s intellectual property rights and VUG shall be entitled to enforce its rights directly against the wholly-owned subsidiary, although Licensee shall remain primarily liable for any such infringement;

2.7.4.	Licensee shall ensure that its wholly owned subsidiary complies with all the governmental requirements for the hosting, operation and management of WoW, including but not limited to obtaining all the requisite governmental approvals, licenses, permissions as the case may be. Licensee shall also control, manage and supervise the wholly-owned subsidiary to ensure it complies fully with the terms of this Agreement and at all times to act in the best interest of VUG. The approved wholly owned subsidiary may not further sublicense this Agreement; and

2.7.5.	Notwithstanding the above, the Licensee shall remain wholly responsible for the full and proper performance of its obligations under this Agreement. Accordingly, Licensee shall remain primarily, wholly and solely liable to VUG for all actions, omissions, negligence, infringement, breach and/or willful default of its wholly owned subsidiary and shall indemnify VUG for any loss, damages, costs and/or expense arising howsoever caused.

2.8.	Legends. Licensee agrees that it shall cause to be displayed, conspicuously and legibly, on all materials produced pursuant to this Agreement, appropriate copyright and/or trademark notices in the name of and as approved by Blizzard. Licensee further agrees to prominently feature the logo of Blizzard on all such materials. Licensee agrees not to alter, erase, deface, or overprint any VUG or Blizzard Trademark on anything provided to Licensee by VUG or Blizzard.

2.9.	Domain Names.

2.9.1.	Licensee agrees not to use or register, or authorize others to use or register, any corporate, domain, trade or service name containing VUG’s trademarks, service marks, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, at any time, whether during the Term or after termination or expiration of this Agreement.

2.9.2.	If Licensee wishes to register a domain name in connection with the trademarks and/or service marks, or other VUG intellectual property, Licensee shall submit a written request to VUG containing all applicable information regarding the registration of such domain, including but not limited to the

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requested domain name, the organization registering such domain name, the duration of the requested domain name registration, and how the domain name and website will be administered and maintained. If VUG in its sole discretion authorized such registration, Licensee shall register such domain name in the name of Licensor. Licensee shall be responsible for all costs or fees associated with such domain name registration. In the event the domain name cannot be registered in the name of VUG due to prohibition by local law and/or regulation, Licensee shall register such domain name in its own name and expressly agrees to assign such domain name to VUG or its designee within ten (10) business days following expiration or termination of this Agreement.

2.9.3.	If Licensee has registered any corporate, domain, trade or service name containing a VUG trademark, service mark, or other intellectual property, or any component or alternate spelling thereof or any similar or confusingly similar term thereto, prior to the execution of this Agreement, Licensee shall assign such corporate, domain or service name and all rights and good will associated therewith to VUG or its designee within ten (10) business days of the execution of this Agreement.

2.9.4.	If Licensee fails to assign such corporate, domain or service names within ten (10) business days as required herein, VUG shall automatically be deemed appointed Licensee’s attorney-in-fact (which agency shall be coupled with an interest) with full right, power, and authority to execute, verify, acknowledge, and deliver such assignments, documents, or other instruments in the name of and on behalf of Licensee.

2.10.	VUG’s Reserved Rights.

2.10.1.	Changes in WoW. VUG, though its studio Blizzard, shall have the right to modify WoW in any manner and at any time without liability to Licensee. Licensee agrees to cooperate with and promptly (as determined by VUG) implement any changes mandated by VUG/Blizzard, including without limitation, creating new Marketing Materials, Localizations or changes to the Website, EULA and TOU.

2.10.2.	Other VUG/Blizzard and WoW products and/or services within the Territory. The licenses granted hereunder are personal and specific. Excepting those rights expressly granted to Licensee hereunder, VUG and Blizzard reserves the right to exploit its intellectual property in any manner, including the right to grant licenses to third parties for further exploitation of the WoW franchise, such as movie and television exploitation and merchandising, or the exploitation of other versions of WoW. Licensee shall not be due any consideration regarding any such exploitation. VUG/Blizzard reserves the right to promote, advertise, distribute and otherwise exploit any WoW product or item including subsequent versions of WoW (which may or may not include portions of previously released material) during the Term, so long as it is not the Localized WoW version 1.

2.11.	Breach. Licensee understands and agrees that VUG will suffer irreparable harm in the event that Licensee fails to comply with any of its obligations pursuant to –this Agreement, including, but not limited to Section 4.16, and that monetary damages in such event would be inadequate to compensate VUG. Consequently, in such event VUG shall be entitled, in addition to such monetary relief as may be recoverable by law, to such temporary, preliminary and/or permanent injunctive relief as may be necessary to restrain any continuing or further breach by Licensee, without showing or proving any actual damages sustained by VUG, nor the posting of any bond.

2.12.	Management Team and Dedication to WoW. Licensee shall dedicate the services of those individuals and positions set forth in the Implementation Plan (the “Management Team”) to the performance of its obligations under this Agreement. Licensee understands and agrees that the dedication of the Management Team’s priority and focused efforts toward the performance of this Agreement, including but not limited to the implementation, marketing, hosting, and operating of the Localized WoW, is a significant inducement to VUG entering into this Agreement and therefore any retasking of a member of the Management Team by Licensee and not disclosed in writing to VUG in advance will be considered a material breach of this Agreement on the part of Licensee. Additionally, Licensee agrees that upon execution of this Agreement, Licensee shall not directly or indirectly, whether by itself or through license or other arrangement with any third party, market, host and operate (whether commercially or non-commercially) any new OLMMP and Licensee agrees that it will not commence development of any

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concept or product under any arrangement with a third party that will significantly interfere with Licensee’s obligations under this Agreement. Licensee represents and warrants that it shall have the necessary resources and capabilities to perform it obligations hereunder in a professional manner and its performance shall be of a high grade, nature, and quality.

2.13.	Licensee Personnel. In addition to the Management Team, Licensee shall make good faith diligent efforts to hire or assign personnel for the key positions set forth in the Implementation Plan, subject to VUG/Blizzard’s Approval, to perform Licensee’s obligations under this Agreement (“Key Positions”). VUG/Blizzard shall have the right to review each candidate’s academic, professional, and/or technical qualifications and experience and may at its option interview the candidates for each Key Position. Licensee shall promptly notify VUG/Blizzard should any of the persons in the Key Positions be terminated for any reason and Licensee shall promptly replace such person, subject to VUG’s Approval. For in-game support, Licensee shall ensure that there is at least one game master for every 2000 concurrent users at all times, or otherwise as determined by VUG/Blizzard.

2.14.	Additional Restrictions. Licensee acknowledges that the Client and Server Software, its underlying source code, structure and organization, constitute valuable Intellectual Property Rights of Blizzard. Licensee shall take all steps necessary to protect Blizzard’s rights in the Client and Server Software and all other components of WoW. Except as expressly provided in this Agreement, Licensee may not use or otherwise exploit the Client and Server Software. Without limiting the foregoing, Licensee shall not:

2.14.1.	modify the Client and Server Software; or

2.14.2.	remove any copyright or other proprietary notices or labels on or in the Client and Server Software or omit it from (or make less readable in) the Localized Client and Server Software; or

2.14.3.	develop concepts, specifications or content for any software in reliance or reference to those of the Client and Server Software; or

2.14.4.	decipher, reverse engineer, decompile or disassemble the Client and Server Software, develop derivative works thereof, or attempt to do any of the foregoing, or knowingly allow others to do so.

3.	Ownership.

3.1.	VUG’s Ownership. Notwithstanding anything contained herein to the contrary, Blizzard owns and shall own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives of: the Client; the Localized Client; the Server Software; the Localized Server Software; the Game Cards; the VUG Trademarks; Accounts, Promotional Merchandise; Marketing Materials; Promotional Events; and the Website, including but not limited to the Game Data, User and game databases, Work Product, character names and likenesses, Virtual Property, music, sounds, environments, inventions, and know-how relating to the implementation, design, content, Localization, operation and maintenance of WoW. Additionally, VUG/Blizzard shall own all customer and User lists and information learned by Licensee pursuant to this Agreement. The use by Licensee of any of these property rights is authorized only for the purposes and under the terms herein set forth, and upon expiration or termination of this Agreement for any reason, such authorization shall immediately cease.

3.2.	Licensee’s Ownership. Licensee (or its lendor or lessor) shall own all Hardware, subject to Blizzard’s ownership of the intellectual property contained on or in such Hardware. Licensee shall ensure that no Person shall be permitted to remove any Hardware or component thereof containing any of the elements described in Section 3.1 without VUG/Blizzard first receiving written notice and reasonable time to have such elements removed from such Hardware or component thereof.

3.3.	Work for Hire; Assignment. As part of this Agreement, and without additional compensation, Licensee acknowledges and agrees that any and all tangible and intangible property and work products, ideas, inventions, discoveries and improvements, whether or not patentable, which are conceived/developed/created/obtained or first reduced to practice by Licensee or any third party under the

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direction of Licensee in connection with the marketing, implementation, operation, Localization, and maintenance of WoW (collectively referred to as the “Work Product”), including, without limitation, all technical notes, schematics, software source and object code, prototypes, breadboards, computer models, artwork, sketches, designs, game rules, drawings, paintings, illustrations, computer-generated artwork, animations, video, film, artistic materials, photographs, literature, methods, processes, voice recordings, vocal performances, narrations, music, spoken word recordings and unique character voices, shall be considered “works made for hire” and therefore all right, title and interest therein (including, without limitation, Patents and Copyrights) shall vest exclusively in Blizzard. To the extent that all or any part of such Work Product does not qualify as a “work made for hire” under applicable law, Licensee without further compensation therefor does hereby irrevocably assign, transfer and convey in perpetuity to Blizzard and its successors and assigns the entire worldwide right, title, and interest in and to the Work Product including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to Blizzard and its successors and assigns of any and all moral rights which Licensee may have in the Work Product. Licensee acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of the works; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing.

3.4.	In the event that assignment, transfer and conveyance in perpetuity to Blizzard under section 3.3 above is not permissible under local laws, Licensee agrees as follows:-

3.4.1.	it hereby grants a royalty-free and assignable/sub-licensable right to VUG and Blizzard to use the Work Product for the duration of this Agreement for such purpose as VUG and Blizzard shall deem appropriate; and

3.4.2.	it shall immediately assign, transfer and convey all its rights, title and interest in the aforesaid Work Product to Blizzard upon the expiry or earlier termination of this Agreement.

3.4.3.	it shall only exploit the Work Product as otherwise permitted under this Agreement and will not allow any third party to use such Work Product without first obtaining VUG’s prior Approval.

3.5.	Cooperation and Execution of Further Documents. Upon request, Licensee agrees to promptly assist VUG/Blizzard in the filing and recording of Blizzard’s trade names, Copyrights, Patents and Trademarks in the Territory, all reasonable costs to be paid by Blizzard.

3.6.	Goodwill and Protection: Licensee acknowledges that:

3.6.1.	WoW, including without limitation, the Localization thereof, characters, character names, environments, locations, Trademarks, service marks, logos and images associated with WoW, are unique and original and Blizzard is the owner thereof;

3.6.2.	As the result of the marketing, exhibition and exploitation of WoW and the Localized WoW, Blizzard has acquired a substantial and valuable goodwill therein;

3.6.3.	The names of the characters and their likenesses, as applicable, and the title of WoW and Localized WoW have acquired a secondary meaning as trademarks uniquely associated with merchandise authorized by Blizzard;

3.6.4.	All rights in any additional material, new versions, Localizations, rearrangements or other changes in WoW which may be created by or for Licensee shall be and will remain the exclusive property of Blizzard from creation, and;

3.6.5.	Any Copyrights, Trademarks and Patents heretofore obtained by Blizzard in connection with WoW and Localized WoW are good and valid.

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3.7.	No Licensee Rights in Trademarks, Patents or Copyrights. Licensee has paid no consideration for the use of VUG’s/Blizzard’s Trademarks, Patents, logos, character names and likenesses, Copyrights, trade secrets, trade names or designations, and nothing contained in this Agreement shall give Licensee any interest in any of them. Licensee acknowledges that VUG/Blizzard owns and retains all proprietary rights in all elements of WoW and Localized WoW and the associated marketing thereof, and agrees that it shall not at any time during or after this Agreement challenge the validity of such ownership, assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any Trademark, Patent, trade name, trade secret, Copyright or logo asserted as belonging to or licensed to VUG/Blizzard (including, without limitation, any act, or assistance to any act, which may infringe or lead to the infringement of any Copyright in any VUG/Blizzard product).

3.8.	No Continuing Right. Upon expiration or termination of this Agreement, Licensee shall cease marketing and use of all VUG/Blizzard’s names, marks, logos and designations.

3.9.	Obligation to Protect. Licensee agrees to use reasonable efforts to protect VUG/Blizzard’s proprietary rights and to cooperate with VUG’s efforts to protect its proprietary rights.

3.10.	No unauthorized access, modification or interference with VUG/Blizzard’s intellectual property rights. Licensee shall not without prior written authorization and consent of VUG/Blizzard access, modify or otherwise interfere with the intellectual property rights on VUG/Blizzard, including but not limited to Integrated Server Software, the Client and Localized Client, WoW or any component thereof, the Trademarks and copyrighted materials belonging to or provided by VUG/Blizzard. Licensee may not integrate any third party materials, software or hardware with WoW or with the Server Software (localized or otherwise) without first obtaining Approval from Blizzard. Licensee shall propose an integration plan regarding Licensee’s billing system to Blizzard for Blizzard’s review and approval.

4.	Hardware and Software.

4.1.	Network Consultation. The parties acknowledge that the operation of WoW requires a complex, high-quality computer network with high-volume access to the Internet. The parties shall collaborate regarding the projected hardware, software, Internet connection requirements, and bandwidth and collocation service providers for the Territory. Following this collaboration, Blizzard shall produce the Implementation Plan which shall include specifications and timing which Licensee hereby agrees to comply with. From time to time, VUG may recommend or require system and operating system requirements of Licensee. Regardless of system requirements determined by VUG, Licensee is ultimately responsible for paying for and maintaining sufficient hardware, technology and personnel in order to meet Licensee’s obligations hereunder.

4.2.	Implementation Plan. Licensee shall ensure the timely procurement and installation of the specific equipment, third-party software and online services required by the Implementation Plan.

4.3.	Network Infrastructure. Licensee warrants, undertakes and guarantees that the Online Services including but not limited to bandwidth requirements, system availability, on-line access, verification and payment mechanisms, dedicated servers, remote access and control, security, maintenance and technical support, shall at all times comply with the Specifications and that it has obtained the necessary license, approval, permits and consents from the relevant government or regulatory authorities in the Territory to provide the aforesaid Online Services for the Term of this Agreement.

4.4.	Hardware Installation; Data-Center Layout. Licensee agrees to pay for and install all hardware in accordance with the Implementation Plan, including installing the equipment in accordance with the data-center layout plan contained therein and any updates thereto.

4.5.	Modifications. Any variance by Licensee from or modification to the Implementation Plan or Specifications must first be Approved by Blizzard. VUG shall respond to any such requests for Approval from Licensee within a reasonable time. VUG/Blizzard shall have the right to unilaterally change the Implementation Plan and Specifications from time to time in its sole discretion and Licensee agrees to timely comply with all such changes at Licensee’s cost.

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4.6.	Security. Licensee shall comply with VUG’s requirements for the security of all hardware and software as set forth in the Specifications, including without limitation, locked doors, biometrics, access logs, key cards and video surveillance.

4.7.	Access by VUG/Blizzard and the VUG Contractor. Licensee shall at all times grant VUG’s/Blizzard’s Approved employees and the employees of VUG’s/Blizzard’s Contractor immediate access, either in-person or by remote means, to Licensee’s premises, the data-center and all systems contained therein.

4.8.	Maintenance. Licensee shall ensure the regular maintenance, management and administration of the Online Services, Local Server, Localized Server Software and associated hardware as set forth in the Specifications, including but not limited to twenty-four (24) hour a day, every day of the year, rapid response to issues. Blizzard shall provide such reasonable technical assistance as Blizzard deems appropriate pertaining to the Client and Server Software to facilitate the foregoing. VUG shall provide the service level and quality assurance requirements in the Implementation Plan. Licensee shall immediately report any failures, interruptions and customer complaints and notify VUG of the proposed and the actual fixes.

4.9.	Required Upgrades. Licensee acknowledges that technological evolution and the demands of the User base will likely require the occasional upgrade of hardware and software systems. VUG, through its studio Blizzard, will notify Licensee of required upgrades through changes by Blizzard to the Specifications. Licensee shall promptly implement any such upgrades.

4.10.	Localization. Licensee and Blizzard shall collaborate regarding the elements of the current and future Client and Server Software that should be Localized. Subsequently, Blizzard shall provide Licensee with a Localization specification describing the materials needing Localization, along with any applicable files, etc. Licensee agrees to timely complete all Localizations and deliver the Localized materials to Blizzard for approval and integration. VUG/Blizzard may, but shall not be required to, provide Licensee with a “style guide” for use when Localizing materials; Licensee agrees to comply with the provisions and spirit of such style guide.

4.11.	Integration. Blizzard shall be responsible for the Integration of all Localizations of the Client and Server Software.

4.12.	Updates; Error Corrections. In the event Licensee discovers any material errors (also known as “bugs”) in either the Localized Client or Localized Server Software, Licensee will promptly notify Blizzard with reasonable detail regarding the occurrence of the error. From time to time, Blizzard may produce updates of the Client and/or Server Software to correct errors or improve the game. If Localization is necessary, Blizzard will inform Licensee and Licensee agrees to promptly perform such Localization. It is anticipated that certain updates to the Localized Client may be able to be effected when the User logs into the Localized Server Software, however, it may be necessary for Blizzard to replace the replication master of the Localized Client; in which case, Licensee agrees to destroy its existing inventory of the Localized Client and replicate and begin distribution of the updated Localized Client. Blizzard may, but is not obligated to, provide Licensee with incremental content updates. In such event Licensee agrees to localize the content if necessary.

4.13.	Expansions. From time to time, Blizzard may release expansions, which are material upgrades to the WoW game (“Expansion Packs”). Expansions will likely require Localization and possibly production of a new Client. Licensee agrees to cooperate with Blizzard and use best efforts to market expansions and will promptly replace the Client inventory if necessary. For avoidance of doubt, Expansion Packs shall not constitute a new version or release of WoW, subject to Section 1.56.

4.14.	Hacking Monitoring and Response. Licensee acknowledges that the hacking of an OLMMP has been found to have a material adverse effect on the commercial viability and User experience of the game. Licensee agrees to dedicate qualified personnel to monitor for hacking and promptly respond when it is detected, so as to eliminate or minimize such negative impact. Further, in the event VUG/Blizzard requests that Licensee deploy anti-hacking software, Licensee at its sole expense agrees to procure and operate same in accordance with VUG/Blizzard’s instructions. Blizzard shall provide Licensee with security level guidelines in the Implementation Plan.

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4.15.	No Unauthorized Bundling. Licensee shall not bundle any software, unauthorized billing solution, advertisement or other material with any WoW materials including but not limited to the Client, Game Cards or WoW Marketing Materials without the prior written approval of VUG/Blizzard. Further, Licensee shall not commingle any advertising, software or other material on the Website or the Localized Server Software.

4.16.	VUG’s Unrestricted Approval and Management Right. Licensee acknowledges that VUG/Blizzard has made an enormous investment of financial, human and opportunity resources in developing WoW. VUG/Blizzard has a choice to Exploit WoW in the Territory itself or through a licensee. Licensee acknowledges that as a material inducement to VUG/Blizzard and part of the bargain hereunder, Licensee agrees that VUG/Blizzard shall have complete control over the content, Localized content, function, marketing, management and Exploitation of WoW in VUG’s/Blizzard’s sole discretion and Licensee agrees to promptly execute all instructions of VUG/Blizzard regarding WoW.

4.17.	Backups. Licensee shall facilitate Blizzard’s or Blizzard’s designee’s backup efforts to backup the Localized Server Software and all related databases. Licensee shall maintain the hardware necessary to support Blizzard’s backup efforts according to the Implementation Plan. Licensee may not make any copies of the Server Software or databases. Licensee shall have a plan in place to promptly restore a backup in the event the need arises. Upon request by Blizzard, Licensee shall rehearse such a restore during the WoW Beta test (or at any other time) for the Territory. Blizzard shall have the right to require a third party be used for performing the backup function and Licensee agrees to grant such party access to the data center and allow the party to remove backup media for offsite storage in such instance.

4.18.	Training. Blizzard, at its own expense, shall provide Licensee’s personnel with initial training regarding the operation of WoW, without charge. The duration and scope of the training is set forth in the Implementation Plan. Thereafter, Licensee shall pay Blizzard the rate stated in the Implementation Plan for the provision of further training and assistance.

5.	Marketing.

5.1.	Marketing Plan and Minimum Marketing Expenditure. Licensee shall use its best efforts to market the Localized WoW, establish dedicated space in key retail outlets for WoW promotion, distribute the Localized Client and sell Game Cards and Online Virtual Game Cards both vigorously and aggressively throughout the Territory in accordance with the terms of this Agreement. In furtherance of the foregoing, Licensee shall prepare a Marketing Plan for VUG’s/Blizzard’s Approval in accordance with the requirements in Exhibit C and shall commit the minimum sums specified in Exhibit C for such promotional, marketing and advertising purposes. Licensee agrees that the Marketing Plan will include, but not be limited to, descriptions regarding efforts to distribute the Localized Client and sell Game Cards; Online Virtual Game Cards; print, television, radio, online and other media advertising; in-store merchandising and/or circulars; co-op advertising; tradeshows; in-game promotions; promotions outside of the game including without limitation via websites; national public relations programs; and other marketing efforts (collectively, the “Marketing Support Commitment”). VUG/Blizzard agrees to provide Licensee with a certain amount of promotional Game Cards as part of the promotional efforts limited to the purpose of signing up new account users. The amount shall be determined solely by VUG/Blizzard in consultation with Licensee. Such promotional Game Cards shall be non-royalty bearing and shall be not for resale.

5.2.	Marketing Reports. In addition to the Marketing Plan, Licensee shall submit (i) monthly marketing reports to VUG/Blizzard together with a detailed description and exact cost for each marketing effort occurring during the previous month and the results of previous marketing efforts, including monthly sales results and monthly sales forecasts by Revenue Generation Method (as described in Section 6), channel and region, in order to allow VUG/Blizzard to provide meaningful input into future marketing plans and (ii) weekly electronic delivery of updates and/or database reports of Accounts and other customer and Localized WoW information and data.

5.3.	Standards. Licensee agrees: that the Localized WoW and all Marketing Materials shall be of the highest standard and of such style, appearance and quality as shall, in the sole judgment of VUG, be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of VUG’s reputation and the goodwill associated with the VUG and Blizzard Trademarks; that the Game Cards,

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Online Virtual Game Cards, and Localized Client shall be produced, packaged, sold, distributed, marketed and serviced in accordance with all applicable Law; that the policy of sale, distribution, and/or Exploitation by Licensee hereunder shall be of equivalent high standard and style as that of Blizzard in the United States; and that the same shall in no manner reflect adversely upon WoW or VUG or Blizzard either inside or outside the Territory. Licensee acknowledges that if the Localized WoW, Game Cards, Online Virtual Game Cards, Website and Marketing Materials manufactured, operated, distributed and/or sold by it hereunder, as applicable, were of inferior quality in design, material or workmanship, the substantial goodwill which VUG/Blizzard has established and now possesses in the VUG Trademarks would be impaired. Accordingly, Licensee further specifically covenants and agrees to keep VUG/Blizzard informed of its implementation of the Marketing Plan, and to consult VUG/Blizzard as the Localization of WoW is being prepared under the Implementation Plan so that there will be full opportunity for VUG to deter Licensee from any use of WoW that would alter the successful concepts associated with the WoW, including any new concepts Blizzard develops for WoW. Licensee will maintain the spirit of the WoW and will use the VUG Trademarks only in conformity with the usage standards set forth in this Section 5.3. All uses of the VUG Trademarks in the marketing of the Localized WoW as well as the Localization of the Client and Server Software will be consistent with the high standards, quality and spirit of the WoW. No uses of the VUG Trademarks as well as no Localization of the Client and Server Software will deviate substantially from the WoW, impair the value of the WoW by reason of poor quality, insufficient resemblance to the WoW, or be in bad taste or otherwise objectionable. The content and character of the Localized WoW will, in all circumstances, be free of vulgar and/or obscene content (under any standards). The appearance, dialogue and actions of the characters portrayed in the Localized WoW will be consistent with the spirit of such characters as they appear in the WoW. The Localized WoW released under this license will be of AAA quality as that term is generally understood in the USA interactive video game software industry. Licensee will not distribute, offer to sell or sell any Game Card, Online Virtual Card, or Localized Client that is damaged, defective or otherwise fails to meet the specifications and/or quality control or notice requirements of this Agreement. Licensee will comply with all applicable Law in connection with the Localized WoW, Game Cards, Online Virtual Game Cards, and Marketing Materials, and any sale and/or distribution by Licensee hereunder will accord with good commercial practices. Licensee agrees to use commercially reasonable efforts to secure safe and humane working conditions and reasonable environmental protections for its employees involved in the Exploitation of WoW and in all its contractual arrangements for manufacturing and distribution of the Marketing Materials, Game Cards, Online Virtual Game Cards, and Localized Client.

5.4.	Approvals. Notwithstanding anything to the contrary in this Agreement, the Localization of the WoW (including individual components thereof), Game Cards, Online Virtual Game Cards, Marketing Materials, Promotional Events, and all other items, activities or the like, which Licensee may desire to create and/or perform hereunder, as well as press releases which relate to WoW, press releases containing quotes from VUG/Blizzard representatives or employees, insofar as any of the foregoing pertain to WoW, or this Agreement must be pre-Approved by the president or senior vice president of business operations of VUG (or their designees) utilizing the Approval Request form attached hereto as Exhibit G. VUG/Blizzard shall provide an approval, approval timeline and communication matrix to Licensee to show approval turnaround times and show who the approval and communication contacts are at VUG/Blizzard for various approvals.

5.5.	Submissions. Without limitation to the foregoing, Licensee shall submit to VUG/Blizzard for its review and Approval three (3) (unless expressly specified otherwise below in this Section) production samples each of the materials set forth in this Section 5.5 along with English-language translations of same. All submissions made to VUG/Blizzard pursuant to this Section 5.5 must be made within a reasonable amount of time for VUG/Blizzard to diligently review the submissions and allow for reasonable changes, if any, such that VUG’s/Blizzard’s Approval or lack thereof does not cause the delay of a scheduled Commercial Release or public distribution. Any submissions involving Client or Server Software which require access keys or codes shall be accompanied by ten (10) such access keys or codes, as applicable.

5.5.1.	Detailed specifications for the Localization of the Client, Server Software, and Website, which will be submitted to Blizzard on the timetable set forth in the Implementation Plan;

5.5.2.	Any proposed and preliminary Original Artwork and text created by or on behalf of Licensee to be embodied or incorporated into a Localized WoW, Localized Client, Localized Server Software, Game Card, Online Virtual Game Card, or Marketing Materials thereof, which will be submitted to Blizzard at least thirty (30) days before the creation of any “alpha” release;

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5.5.3.	The Alpha release of the Localized WoW, and any upgrades thereto and all proposed Instructional Guides, which will be submitted to Blizzard upon creation;

5.5.4.	The Beta releases (Open and Closed Betas) of the Localized WoW, and any upgrades thereto and all proposed Instructional Guides, which will be submitted to Blizzard at least one hundred twenty (120) days prior to its scheduled public release.

5.5.5.	The Website for the Localized WoW which will be submitted to VUG/Blizzard promptly after it is created but at least ninety (90) days prior to its scheduled first public display.

5.5.6.	The “final release candidate” of the Localized WoW, and any upgrades thereto which will be submitted to VUG/Blizzard promptly after it is created but at least sixty (60) days prior to its scheduled Commercial Release (“Final Release Candidate”);

5.5.7.	The “gold master” of the Localized Client, and any upgrades thereto, meaning a replication master embodying the Localized Client together with its Packaging Materials and all proposed Instructional Guides intended for Commercial Release, promptly upon creation, but at least thirty (30) days prior to its scheduled Commercial Release;

5.5.8.	Each version of a proposed Game Card and Online Virtual Card together with, if any, its Packaging Materials and Instructional Guides;

5.5.9.	All Marketing Materials and Packaging Materials;

5.5.10.	All proposed press releases or published public statements involving this Agreement or the rights or obligations herein contained;

5.5.11.	All proposed Promotional Events and/or other promotional activities, which shall describe and detail in writing the proposed activity, advertising or other promotional materials, the proposed venue and any proposed vendor of such activity, and such other information VUG/Blizzard may request from time to time; and

5.5.12.	Any changes desired by Licensee to any of the submissions above after that original Approval by VUG/Blizzard hereunder in accordance with the same procedures set forth herein.

5.6.	Failure to Achieve Approval. If Licensee cannot achieve the quality or technical standards equivalent to those of the English version of the WoW within forty-five (45) calendar days after Licensee’s initial submission to VUG/Blizzard for approval of the each of the Alpha, Beta, Final Release Candidates, and Gold Master versions, VUG/Blizzard may terminate this Agreement upon seven (7) days prior notice.

5.7.	No Distribution prior to Approval. Licensee will not Commercially Release or publicly distribute or perform, as applicable, any Game Card, Online Virtual Card, Localized WoW (or components thereof), or related Marketing Materials, Promotional Events, or any press releases or public statements involving this Agreement that fails to conform to the specifications submitted to and Approved by VUG/Blizzard and the standards set forth herein. Breach of this provision will be deemed a material breach of this Agreement.

5.8.	No Modification of Approved Materials. Once each of the submissions has been Approved, Licensee shall not depart therefrom in any respect without first obtaining VUG/Blizzard’s further Approval in accordance herewith or add any additional element(s) (including without limitation, in-packed flyers, business reply cards and so on) without VUG/Blizzard’s additional Approval in each case. Licensee agrees to periodically furnish VUG/Blizzard, at no charge, additional samples of Game Cards, Online Virtual Game Cards, Localized WoW (or components thereof), and Marketing Materials which VUG/Blizzard may deem reasonably necessary in order to permit VUG/Blizzard to ensure that the quality of the WoW has been maintained and that no deviation and/or modification of VUG/Blizzard Approved Game Cards, Online Virtual Game Cards, Localized WoW (or components thereof), or Marketing

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Materials has occurred. Without limiting its rights and remedies, VUG/Blizzard shall have the right to withdraw its prior Approval if the quality of any Game Card, Online Virtual Game Cards, Localized WoW (or components thereof), or Marketing Material ceases to be acceptable and, further, to require that Licensee immediately discontinue marketing, distribution, and sales of any such items that do not meet the quality standards of Blizzard. Without limiting the foregoing, Licensee will send to VUG and Blizzard three (3) samples of: (i) any Game Card, Online Virtual Game Cards, Localized WoW (and components thereof), and Marketing Materials within ten (10) days after their first Commercial Release or public distribution. If such item includes or consists of Server Software or Client Software that is acquired and installed by the User by means of a “download” or transmission via an online connection, Licensee will provide Blizzard with access to such Server Software or Client Software (by way of a password or any other means) prior to its Commercial Release. Approval under this Section does not waive VUG’s rights or Licensee’s duties under any provision of the Agreement. Approval by VUG does not imply or suggest endorsement or approval of the safety of the proposed item.

5.9.	Inspection. Duly authorized representatives of VUG/Blizzard shall have the right, at any and all reasonable times, upon at least 24 hour prior notice, to inspect all facilities or premises maintained by Licensee including, without limitation, the plants, factories, customer service areas or other manufacturing or producing facilities of Licensee or third parties at which the Game Cards, Online Virtual Game Cards, Localized WoW, or Marketing Materials, and/or any components thereof are being created, manufactured or distributed. Said representatives shall have the right to inspect and test any Game Card, Online Virtual Card, Localized WoW, or Marketing Materials, and/or any components thereof, and to take any other action which in the sole opinion of VUG/Blizzard is necessary or proper to assure VUG/Blizzard that the nature and quality of the Game Card, Online Virtual Card, Localized WoW, and Marketing Materials, and/or all components thereof are in accordance with the requirements of this Agreement.

5.10.	Restriction on Game Unit Commerce. Licensee shall not engage in, endorse or associate itself with any commerce by Users or third parties of the Virtual Property contained in WoW.

5.11.	Licensee Covenants. Licensee covenants and agrees:

5.11.1.	Efforts. To conduct business in a manner that reflects favorably on the goodwill and reputation of VUG/Blizzard;

5.11.2.	Marketing Practices. To avoid deceptive, misleading or unethical trade practices, including but not limited to making representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Game Cards, Online Virtual Game Cards, and Localized WoW that are inconsistent with the literature distributed by Blizzard, including all warranties and disclaimers contained in Blizzard literature;

5.11.3.	Object Code. To distribute the Localized Client only in machine-readable object code format;

5.11.4.	EULA and TOU. Not to add to, delete or otherwise vary from any of the terms and conditions of the Blizzard Approved EULA and TOU. Each user of the Localized WoW must be shown and agree to the EULA and TOU agreement for the Localized WoW. Licensee will make best commercial efforts to police and enforce the terms of use applicable to such Localized WoW. Licensee shall not add to, delete or otherwise modify any of the content of the EULA and TOU without the Approval of Blizzard;

5.11.5.	Trademarks and Trade Names. Not to distribute any Game Cards, Online Virtual Game Cards, and the Localized WoW and Marketing Materials under any trade names or trademarks other than those employed by VUG/Blizzard with respect thereto without the Approval of VUG/Blizzard;

5.11.6.	Age Appropriateness. Licensee shall not place any Marketing Material, promotional or other material for the Game Cards, Online Virtual Game Cards, or Localized WoW in any media inappropriate for the lowest consumer age demographic as prescribed by the Chinese Censor Board for the Game Cards, Online Virtual Game Cards, or Localized WoW; and

5.11.7.	Personnel. Licensee shall have adequate personnel dedicated to the marketing of the Game Cards, Online Virtual Game Cards, and Localized WoW.

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5.11.8.	Licensee’s Board of Directors. Licensee shall have a representative of VUG sitting as a non-executive director on the Licensee’s Board of Directors with the right to attend all meetings and discussions, etc., as well as access to accounts, billing systems, etc., in connection with WoW and the Local Servers to ensure that Licensee is acting in accordance with this Agreement. VUG/Blizzard has the right to put in place Blizzard and/or VUG personnel situated on the Licensee’s premises with full auditing rights and in operational/functional areas of the business where VUG/Blizzard deems fit (can include technical, marketing, financial, customer service, and other support areas.

5.11.9.	Additional Capitalization. Licensee agrees that this Agreement is conditional upon Licensee injecting no less than USD Five Million Dollars (USD $5,000,000) capitalization into the operational infrastructure for WoW (operating expenses specifically related to WoW, excluding amounts payable hereunder) within one (1) month from the date of the Agreement, failing which this Agreement shall be null and void.

5.11.10.	Corporate Guarantees. As a condition precedent to this Agreement, and in a manner acceptable to VUG, Licensee shall within seven (7) business days from the Effective Date of this Agreement, cause corporate guarantees covering Licensee’s obligations contained herein from the Effective Date to the Commercial Release date to be provided by: The9 Computer Technology Consulting (Shanghai) Co., Ltd., in an amount no less than USD Seven Million Two Hundred Eighty Thousand Dollars (UDS $7,280,000); and by ST Training & Simulation Pte Ltd (or such other subsidiary or affiliate of Singapore Technologies Electronics Ltd acceptable to VUG) in an amount no less than UDS Five Million Seven Hundred Twenty Thousand Dollars (USD $5,720,000).

5.12.	Market Conditions. Licensee shall advise VUG/Blizzard promptly concerning any market information that comes to Licensee’s attention regarding WoW, VUG/Blizzard’s market position or the continued competitiveness of WoW in the marketplace.

5.13.	Dealing with Users. Prior to accepting any fee or other charge from any User interested in acquiring a access to the Localized WoW, Licensee shall inform the User that acquisition of such access is subject to the terms and conditions of the EULA and TOU. A sample copy of the EULA and TOU shall be available from the Licensee for review by all prospective Users dealing with Licensee prior to access of the Localized WoW.

5.14.	Artwork. VUG/Blizzard shall supply Licensee with reasonable amounts of artwork and related materials, including without limitation, artwork from the WoW style guide for use in the Localized WoW and Marketing Materials, upon reasonable request by Licensee. Licensee shall pay VUG/Blizzard’s direct, actual, out-of-pocket cost for providing artwork which is specifically requested by Licensee, including any fees or royalties due creators or artists in connection therewith. All artwork which is dependent upon, derived from or incorporating any of the WoW, or any reproduction thereof, and all copyrights therein shall, notwithstanding its creation or use by Licensee, be and remain solely the property of VUG/Blizzard. VUG/Blizzard shall be entitled to use the same and to license the use of the same by others. Any reproduction or use of such artwork shall be on a non-exclusive basis. Any artwork created by or for Licensee shall be true to the Blizzard style guide for WOW.

5.15.	Inventory. Licensee shall maintain an inventory of Game Cards, Online Virtual Game Cards, and the Localized Client sufficient to adequately serve the needs of Users within a commercially reasonable time frame. Notwithstanding the foregoing, Licensee shall make best efforts to ensure that its inventory of Game Cards, Online Virtual Game Cards, and Localized Client are never out-of-stock for any period that exceeds three (3) consecutive days. Licensee shall not modify, change, increase or decrease the declared retail price of the Game Cards and/or Online Virtual Game Cards without prior notification to VUG/Blizzard.

5.16.	No Premiums. Unless Approved by VUG/Blizzard, Licensee will not offer any Game Cards or Online Virtual Game Cards as a premium in connection with any other product or service.

5.17.	Logos. Licensee’s logo may never appear greater than fifty percent (50%) of the size, either horizontally or vertically, of the Blizzard’s logo, on any WoW element, Game Card, Online Virtual Game Card, or Website. All mention of Licensee’s name and logo shall be in the context of Blizzard’s distributor within the Territory. No Marketing Materials shall contain Licensee’s or any third party logos without the prior written approval of VUG/Blizzard.

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6.	Financial.

6.1.	Revenue Generation Methods. All revenue generated by WOW activities hereunder must be directly and only recorded solely by Licensee and/or its 100% owned subsidiary which is granted the sub-license rights pursuant to Section 2.7 of the Agreement and shall not be made by any third party including without limitation any Licensee subsidiaries, affiliates or other related companies. At execution of this Agreement, the parties have agreed upon one particular type for WoW within the Territory; that being the use of Game Cards and Online Virtual Game Cards. In order to easily allow for future payment methods, the parties have agreed to describe revenue generation and the associated royalties on Exhibit D. Initially, Exhibit D1 will only describe the Game Card and Online Virtual Game Card revenue model. As VUG and Licensee mutually approve additional or alternative revenue models, if ever, these will be added to the agreement as additional Exhibit Ds, with a numerical designator added (e.g., Game Cards are covered by Exhibit D1, the next revenue model will be described on Exhibit D2, the next on D3, and so on). In the event of an inconsistency between the main body of this Agreement and Exhibit D, then Exhibit D shall prevail.

6.2.	In consideration of the exclusive appointment and grant of license herein, Licensee shall pay VUG the following:

6.2.1.	A non-recoupable License Fee. Licensee shall pay to VUG a non-refundable and non-recoupable license fee in the amount of Three Million U.S. dollars ($3,000,000 U.S.D) within Fourteen (14) days of execution of this Agreement.

6.2.2.	A Recoupable Advance. Licensee shall pay to VUG a non-refundable advance (“Recoupable Advance”) in the amount of Fifty-one Million Three Hundred Ten Thousand Eight Hundred Forty U.S. dollars ($51,310,840U.S.) as follows:

6.2.2.1.	$13,000,000 During the first twelve (12) months of the Term (the “First Period”) payable on the following dates;

6.2.2.1.1.	$1,000,000 payable upon the scheduled date for the Closed Beta test;

6.2.2.1.2.	$1,000,000 payable upon the scheduled date for the Open Beta test;

6.2.2.1.3.	$4,750,000 payable thirty days prior to the scheduled date of the initial Commercial Release of the Localized WoW (at which time Licensee shall place its initial order of Game Cards;

6.2.2.1.4.	$6,250,000 During the First Period payable on the following dates;

6.2.2.1.4.1.	Four payments of $1,562,500 each shall be made on the first day of each quarter of the First Period.

6.2.2.2.	$14,849,962 During the second twelve (12) months of the Term (the “Second Period”) payable on the following dates;

6.2.2.2.1.	Four payments of $3,712,490.50 each shall be made on the first day of each quarter of the Second Period.

6.2.2.3.	$13,148,404 During the third twelve (12) months of the Term (the “Third Period”) payable on the following dates;

6.2.2.3.1.	Four payments of $3,287,101 each shall be made on the first day of each quarter of the Third Period.

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6.2.2.4.	$10,312,474 During the fourth twelve (12) months of the Term (the “Fourth Period”) payable on the following dates;

6.2.2.4.1.	Four payments of $2,578,118.50 each shall be made on the first day of each quarter in the Fourth Period.

6.2.2.4	This Recoupable Advance shall be recoupable by Licensee against royalties payable to VUG pursuant to and as stated in Sections 6.2.3.

6.2.3.	Royalties. Licensee shall pay VUG the royalties (“Royalties”) in accordance with the rates described in Exhibit D. The royalties payable during the First Period through the Fourth Period as stated above shall be recouped only against the Recoupable Advances paid in the respective Period stated in Section 6.2.2 above. Royalties may not be cross-collateralized between Periods for purposes of recoupment of Recoupable Advances. Notwithstanding the foregoing, royalties for any Period in excess of the Recoupable Advances for the relevant Period (e.g., for the First Period) may be used to recoup up to 25% of the Recoupable Advances of the immediately following Period (if any) only. Licensee shall ensure all royalties are paid in accordance with the provisions of Exhibit D.

6.3.	Payments. As security for the payment requirements herein, Licensee shall set up the necessary facilities as VUG shall determine, including but not limited to order based Letters of Credit. In the event Licensee is unable to timely pay any amounts due hereunder, VUG shall have the right to make an immediate draw on the Standby LC set out in Section 6.5 below to meet the outstanding sums due. VUG shall also have the right to immediately terminate this Agreement upon written notice to Licensee. The License Fee described in Section 6.2.1, the Recoupable Advance described in Section 6.2.2, and all royalties payable to VUG pursuant to Section 6.2.3 hereunder shall be paid by wire transfer in legal tender of the United States of America with no deductions for currency conversion or wiring charges or withholding tax to the following account:

Bank of America

1850 Gateway Blvd.

Concord, CA 94520

ABA No. 121-000-358

Account No. 12333-32277

SWIFT No. BOFA-US-6S

Beneficiary: Vivendi Universal Games, Inc.

6.4.	Exchange Rate. The starting currency exchange rate under this agreement shall be the exchange rate announced by the Peoples Bank of China and Bank of America on the date of the execution of this agreement. Any exchange rate fluctuation between USD and Chinese Yuan Renminbi will not change the US$ value of all Recoupable Advances stated in the contract. However, any exchange rate fluctuation between USD and Chinese Yuan Renminbi will immediately apply to payable royalties and any royalties to be recouped against the Recoupable Advances as permitted herein. If the Chinese Yuan Renminbi fluctuates daily on the open market, VUG will reserve the right to set up a quarterly Exchange rate to be used for payable royalties’ calculation. New quarterly rates will be based on the average of the 90 previous days as per the official rate from Bank of America.

6.5.	Standby Letter of Credit.

6.5.1.	As security for the Advances in section 6.2 above, Licensee hereby agrees to procure a twelve (12) month Standby Letter of Credit or other suitable form of bank guarantee (the “Standby LC”) one (1) month prior to the commencement of the relevant Period above in the amount equivalent to the Minimum Guarantee stated for the relevant Period (e.g for the First Period, the Standby LC shall be USD $13 Million. All Standby LCs shall be procured from Bank of America or any of its approved corresponding banks to ensure consistency and enforceability of the Standby LC terms.

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6.5.2.	Such Standby LC shall have a provision which entitles VUG to make an immediate draw on the License Fee and Recoupable Advance at the beginning of each quarter should Licensee be unable to remit payment on the due date for the Recoupable Advances for the relevant quarter.

6.5.3.	Licensee agrees that the Standby LC shall serve as collateral for any and all payments due VUG hereunder with respect to the License Fee and Recoupable Advances and agrees to maintain such Standby LC during the entire Term for each Period, and for a period of thirty (30) days following the expiration of the Term. The Standby LC shall be procured from an internationally recognized banking institution acceptable to VUG, such acceptance not to be unreasonably withheld, in a form acceptable to VUG. Licensee agrees that such Standby LC shall contain a provision that if any action or proceeding for bankruptcy or insolvency is instituted against or by Licensee, or if Licensee fails to pay any outstanding sums due to VUG after notification thereof, VUG shall have the right to make an immediate draw upon the Standby LC.

6.5.4.	The obligation of Licensee to obtain the Standby LC as set forth above is a material obligation and the failure of Licensee to obtain and keep in force the Standby LC shall be considered a material breach hereunder.

6.6.	All payments hereunder shall be made in the United States Dollars without any exception whatsoever.

6.7.	Except and/or unless as otherwise expressly stated in this Agreement, all advances, royalties or other payments made to VUG hereunder shall be made without deduction for any local, state, federal or foreign taxes or duties and/or withholding taxes. Licensee shall be responsible for the payment of any and all taxes, licenses, duties and fees of Licensee or VUG including any withholding tax in connection with the marketing, distribution, sale, possession, use or sublicensing of the Localized WoW (inclusive of value added taxes, but exclusive of taxes based on VUG’s net income). VUG shall use commercially reasonable efforts to claim the relevant withholding tax amount paid by the Licensee to be deducted in the United States and credit the amounts against future royalties payable from Licensee to VUG. Licensee hereby agrees to pay and to indemnify VUG from all such duties, taxes and fees as may be imposed upon VUG with respect to the marketing, distribution, sale, possession, use or sublicensing of the replicated VUG Products pursuant to this Agreement. In the event Licensee is precluded by applicable law from making payments free of deductions, then Licensee shall pay to VUG such additional amounts as necessary so that the actual amount received by VUG shall be the same as though no such deduction had been made.

6.8.	Currency Control. The Licensee shall obtain the necessary approvals and registrations (including any reporting requirements to the central bank or monetary authority as the case my be) as required by the appropriate authorities to ensure that all currency control requirements have been met in order to facilitate the smooth and timely payments of the sums (in United States Dollars) due to VUG under this Agreement

6.9.	Pricing. Licensee is free to determine unilaterally its own pricing of WoW within the Territory. Although VUG may publish suggested retail prices, these are suggestions only and Licensee shall be entirely free to determine the actual prices at which WoW is Exploited within the Territory.

6.10.	Accounting; Payment Method.

(a) Licensee will, not later than the fifteenth (15th) day following each calendar month during the Term of this Agreement and any extension thereof, and thereafter so long as any revenue or sales are generated or otherwise made by Licensee, furnish to VUG/Blizzard a full, complete and accurate statement itemized by Revenue Generation Method, under Section 6.1 and each Exhibit D, showing the number, description, prices at which WoW is Exploited, Retail Sales, Gross Sales, the quantity and monetary value of the Online Virtual Game Cards, Game Cards issued and Online Revenue of WoW, and Localized Clients manufactured, distributed, shipped, and/or sold by Licensee during the preceding month. Licensee will also include a statement of any returns made and copies of all related invoices. All such statements will be furnished whether or not any payments have been made to Licensee in the said preceding month and will be certified to be accurate by an officer of Licensee.

(b) Licensee shall pay to VUG the License Fee and Recoupable Advance in accordance with the terms in Sections 6.2.1 and 6.2.2. With respect to royalties, VUG will invoice Licensee following receipt

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Licensee’s purchase orders for the Game Cards and Licensee shall make payment due to VUG forthwith upon receipt of the VUG’s invoice date for the orders. VUF shall deliver the Game Card and Online Virtual Game Card codes to Licensee following receipt of payment. VUG’s receipt of statements or payments will not prevent it from questioning the correctness of the statements.

(c) Licensee agrees that any inconsistencies or mistakes discovered in the statements will be promptly rectified and the appropriate payments made by Licensee. Interest at the rate of five one hundredths of one percent (0.05%) per day, not compounded, (but in no event more than the maximum amount permitted by law), shall accrue on any amount due hereunder, from the date such payments are due until the date of payment. Time is of the essence with respect to all payments under this Agreement. VUG’s right hereunder to interest on late payments shall not preclude VUG from exercising any of its other rights or remedies pursuant to this Agreement or otherwise with regard to Licensee’s failure to make timely remittances.

(d) Licensee shall, upon VUG’s demand, but not more than once per year, at Licensee’s own expense, furnish to VUG a detailed statement prepared by an independent certified public accountant specifying the kinds and quantities of Game Cards, Online Virtual Game Cards and Localized Clients in inventory, sold and the prices received therefor up to the date of VUG’s demand.

6.11.	Usage Reports; Management Reports.

(a) In conjunction with the Accounting statements set forth in Section 6.10, Licensee shall provide to VUG written reports for every one-month period, or more or less often if requested by VUG, showing Licensee’s shipments and uploads of the Localized Client, usage of the Server Software and any other information VUG reasonably requests. Licensee shall contractually obligate any duplicator/replicator with which it contracts to replicate the Client to send detailed and accurate reports regarding the number of units of the Localized Client duplicated. The reports shall be submitted to VUG no later than the thirtieth of each and every month that any such duplication/replication takes place. The reports shall be submitted to: Vivendi Universal Games Asia Pacific Ltd and Blizzard.

(b) On a quarterly basis, Licensee shall provide to VUG and Blizzard written management reports to include, but not limited to Gross Sales revenue in local currency delineating applicable to individual subscriptions, product SKU’s and wholesale customers, as well as a report of royalty calculation, detailed profit & loss statement, balance sheet, cash flow statement and other information as VUG/Blizzard may reasonably request.

6.12.	Records. Licensee shall maintain, for at least three (3) years after termination of this Agreement, its records, contracts and accounts relating to WoW. For the purpose of verifying compliance by the Licensee with the provisions of this Agreement, Licensee agrees that VUG and its representatives shall be permitted full access to, and shall be permitted to make copies of or abstracts from, the books and records of Licensee relating to all facets of Licensee’s Exploitation of WoW. VUG shall be permitted to audit such books and records at reasonable intervals. Such records, contracts and accounts shall be deemed confidential information of VUG.

6.13.	Audit Rights. Licensee shall maintain accurate books and records pertaining to the reproduction and distribution of the Client and the operation of WoW. VUG’s designated auditors shall have the right twice a year during ordinary business hours and upon reasonable notice, to gain access to Licensee’s accounts and records. Licensee will at all times keep an accurate and separate record of all transactions covered by this Agreement. Records will include all documents and other information relevant to the performance by Licensee of its rights and obligations under this Agreement. VUG or its authorized representatives, upon reasonable notice and at its own expense, will have free and full access to and will have the right to audit, copy and make abstracts of Licensee’s records and other relevant documents and information in the possession of Licensee, in order to verify any statements rendered hereunder. VUG shall also have access to audit the components of the billing system operated by Licensee. Any such audit will be conducted only by a certified public accountant or engineer and will take place only during reasonable business hours and in such manner so as not to unreasonably interfere with Licensee’s normal business activities. VUG will notify Licensee in advance of the time period to be covered by the audit. All of the information contained

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in Licensee’s records will be kept confidential except to the extent necessary to permit enforcement of VUG’s rights hereunder, and VUG agrees that such information inspected and/or copied on behalf of VUG hereunder will be used only for the purposes of determining the accuracy of the statements, and will be revealed only to such employees, agents and/or representatives of VUG as necessary to verify the accuracy of the statements except to the extent necessary to permit enforcement of VUG’s rights hereunder. Licensee will be furnished with a copy of VUG’s auditor report within thirty (30) days after the completion of such report. In no event will such an audit with respect to any statement rendered hereunder: (i) commence after the date on which such statement has become conclusive and binding upon VUG; (ii) be made hereunder more frequently than once annually; or (iii) be conducted on the premises of Licensee for more than fifteen (15) business days per audit without a compelling reason, such as the unusual complexity of the audit or Licensee’s failure to reasonably cooperate with, or promptly provide information reasonably requested by, the auditor. All such records will be kept available for at least three (3) years after the expiration or termination of this Agreement. Should the audit disclose a discrepancy in payments to VUG during the period that is covered by the audit of more than five percent (5%) of any amount subject to the audit, Licensee will bear the reasonable cost of the audit. Any underpaid amount as disclosed by an audit will be paid immediately to VUG, together with interest at the rate of five one hundredths of one percent (.05%) per day (not compounded), or (if lower), the highest rate allowed by applicable law, commencing on the date such payment was originally due hereunder.

6.14.	VUG has not made nor does it make hereunder any representation regarding the amount of revenue or the expense that Licensee will incur pursuant to this Agreement.

7.	Support.

7.1.	Customer Service. Licensee acknowledges that the substantial goodwill of VUG/Blizzard and the VUG Marks in the Territory will be greatly damaged if the User support by Licensee is anything other than first class. Licensee agrees to provide Users first class support, including: twenty-four (24) hour a day, every day of the year customer and game user support via call-in center, in-game presence and email. Further, Licensee agrees to comply with the requirements of Exhibit E which describes the minimum levels of both customer and game support.

7.2.	Support to Licensee. Blizzard shall provide Licensee’s personnel with initial training regarding the support of WoW, without charge. The duration and scope of the training is set forth in the Implementation Plan. Thereafter, Licensee shall pay Blizzard the rate stated in the Implementation Plan for the provision of further training and assistance.

7.3.	Licensee Personnel. Licensee shall train and maintain a sufficient number of capable technical personnel at its expense; (1) to serve the needs of Users; and (2) otherwise to carry out the responsibilities of Licensee pursuant to this Agreement. VUG/Blizzard shall have the right to review each candidate’s academic, professional, and/or technical qualifications and experience and may at its option interview the candidates for such technical personnel. Licensee shall promptly notify VUG/Blizzard should any of the technical personnel be terminated for any reason and Licensee shall promptly replace such person, subject to VUG/Blizzard’s Approval.

7.4.	Technical Expertise. Licensee and its staff shall be conversant with the technical language conventional to VUG/Blizzard’s Products and similar computer products in general. Blizzard may require minimum proficiency levels in the Implementation Plan.

7.5.	Licensee agrees that notwithstanding the provision of initial training and support by Blizzard, Licensee shall remain solely and wholly responsible for the provision of the On-Line Services technical support, billing, connection, bandwidth, etc., Customer Service, and the discharge of all of its other duties and obligations hereunder. In this regard, Licensee agrees that it shall promptly attend to all customer queries and/or complaints relating to the provision of the On-Line Services and the Localized WoW and ensure that such queries and/or complaints are satisfactorily attended to and resolved. Licensee shall take all necessary measures to ensure that VUG and its parent, affiliates, and related entities are not exposed to any suits, claims, demands or proceedings from customers in connection with the above.

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8.	Representations and Warranties.

8.1.	Licensee Representations and Warranties. Licensee represents and warrants that: (i) Licensee has the right, power and authority to enter into this Agreement; (ii) the name “China The9 Interactive” or “C9I” (or other name mutually approved by the parties) and related logo, and use thereof as permitted by VUG under this Agreement, do not and will infringe any Intellectual Property Rights or other proprietary rights of any third party and that as of the Effective Date, there are no lawsuits or proceedings pending in any forum or any claims asserting concerning any aspect of the same; (iii) the Game Cards, Online Virtual Game Cards, Marketing Materials, Instructional Guides, Promotional Merchandise, Promotional Events, Localized Client, and Localized Server Software as developed, manufactured, performed or otherwise provided by Licensee and any other materials of any kind provided by Licensee or any third party hereunder do not and will not violate or infringe any Intellectual Property Rights or other proprietary rights of any third party; (iv) Licensee shall comply with applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its business with its customers and with respect to the Localized WoW; (v) the Game Cards, Online Virtual Game Cards, Localized Clients, Localized Server Software, Hardware or other related software will not contain any known viruses, bugs, or other harmful code; (vi) the media on which the Game Cards and Localized Clients and other items related to WoW that are furnished to its customers by Licensee will be free from defects in materials and workmanship; (vii) Licensee’s performance of this Agreement does not conflict with any other agreement to which Licensee is bound and, while performing this Agreement, Licensee will not enter into any other agreement which would impair the ability of Licensee to perform this Agreement; (viii) Licensee’s performance of this Agreement shall be in a professional manner and shall be of a high grade, nature, and quality; (ix) it has obtained and will maintain throughout the duration of this Agreement, the requisite approvals, consents, permissions, licenses or permits as the case may be from the relevant government or statutory authorities for the performance of its obligations herein; and (x) this Agreement has been duly authorized, executed and delivered by Licensee and constitutes a valid, binding and enforceable agreement of Licensee.

8.2.	VUG Representations and Warranties. VUG represents and warrants this Agreement has been duly authorized, executed and delivered by VUG and constitutes a valid, binding and enforceable agreement of VUG..

9.	Disclaimer of Warranties. LICENSEE ACKNOWLEDGES THAT (A) THE CLIENT AND SERVER ARE PROVIDED “AS IS” AND “WHERE IS” BY VUG / BLIZZARD AND ARE ACCEPTED BY LICENSEE AS SUCH, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, VUG/BLIZZARD DISCLAIMS ALL WARRANTIES, AND LICENSEE RECEIVES NO WARRANTIES UNDER THIS AGREEMENT OF ANY KIND, INCLUDING BUT NOT LIMITED TO WITH REGARD TO THE CLIENT AND SERVER, WHETHER EXPRESSED OR IMPLIED, OR ARISING OUT OF ANY COURSE OF PERFORMANCE, CUSTOM, INDUSTRY STANDARD, OR USAGE IN TRADE, INCLUDING BUT NOT LIMITED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, VUG/BLIZZARD SPECIFICALLY DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS: (i) THAT CLIENT AND SERVER WILL MEET LICENSEE’S REQUIREMENTS; (ii) THAT CLIENT AND SERVER WILL BE ERROR FREE OR FUNCTION IN AN UNINTERRUPTED MANNER; (iii) REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE CLIENT AND SERVER IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF CLIENT AND SERVER IS ASSUMED BY LICENSEE. THE WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR REMEDIES. NO VERBAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY VUG/BLIZZARD OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY, AND LICENSEE SHALL NOT RELY ON ANY SUCH INFORMATION OR ADVICE. THE FOREGOING DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

10.	Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL VUG BE LIABLE TO LICENSEE ON ACCOUNT OF ANY CLAIM (REGARDLESS OF THEORY OF LIABILITY WHETHER BASED UPON PRINCIPLES OF CONTRACT, WARRANTY, NEGLIGENCE OR OTHER TORT, BREACH OF ANY STATUTORY DUTY, PRINCIPLES OF INDEMNITY, THE FAILURE OF ANY LIMITED REMEDY TO ACHIEVE ITS ESSENTIAL PURPOSE, OR OTHERWISE) FOR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER

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FORESEEABLE OR NOT, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REVENUE, OR GOODWILL OR COST OF REPLACEMENT SERVICES OCCASIONED BY ANY DEFECT IN THE CLIENT OR SERVER, THE INABILITY TO USE, LOCALIZE OR INTEGRATE THE CLIENT OR SERVER WITH LICENCEE’S HARDWARE, SOFTWARE OR OTHER EQUIPMENT, GAMECARDS, OR ANY OTHER CAUSE WHATSOEVER WITH RESPECT TO THE CLIENT OR SERVER OR THIS AGREEMENT, DAMAGE OR LOSS OF PROPERTY, EQUIPMENT, INFORMATION OR DATA, OR FOR ANY DAMAGES OR SUMS PAID BY LICENSEE TO THIRD PARTIES, EVEN IF VUG HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE ACKNOWLEDGES AND AGREES THAT (1) LICENSEE HAS NO EXPECTATION AND HAS RECEIVED NO ASSURANCES THAT ITS BUSINESS RELATIONSHIP WITH VUG WILL CONTINUE BEYOND THE STATED TERM OF THIS AGREEMENT OR ITS EARLIER TERMINATION, AND THAT VUG HAS NOT MADE ANY PROMISES WITH RESPECT TO LICENSEE’S ABILITY TO RECOUP ANY INVESTMENT OR COSTS BY LICENSEE IN CONNECTION WITH THE PROMOTION OF LOCALIZED CLIENT BY VIRTUE OF THIS AGREEMENT; AND (2) LICENSEE SHALL NOT HAVE OR ACQUIRE BY VIRTUE OF THIS AGREEMENT OR OTHERWISE ANY VESTED, PROPRIETARY OR OTHER RIGHT IN THE PROMOTION OF LOCALIZED CLIENT OR IN ANY GOODWILL CREATED BY ITS EFFORTS HEREUNDER. LICENSEE AGREES THAT VUG WILL NOT BE LIABLE FOR ANY DAMAGES THAT LICENSEE OR ITS CUSTOMERS OR END USERS MAY INCUR ARISING OUT OF THE USE OR INABILITY TO USE THE LOCALIZED CLIENT OR GAME CARD.

FOR THE AVOIDANCE OF DOUBT, THE ABOVE LIMITATION OF LIABILITY DOES NOT APPLY TO DAMAGES AND LOSS CAUSED DIRECTLY AS A RESULT OF VUG’S GROSS NEGLIGENCE AND/OR WILFUL MISCONDUCT.

LICENSEE’S SOLE REMEDY AND VUG’S SOLE OBLIGATION SHALL BE GOVERNED BY THIS AGREEMENT, AND IN NO EVENT SHALL VUG’S MAXIMUM AGGREGATE LIABILITY EXCEED THE FEE ACTUALLY PAID TO VUG FOR THE GAME CARDS HEREUNDER. THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT ENLARGE OR EXTEND THE LIMIT.

11.	Indemnification.

11.1.	Licensee’s Indemnification. Licensee shall defend, indemnify and hold harmless VUG/Blizzard, its parent, subsidiaries, affiliated companies and partners and their respective officers, directors, employees and agents from and against any and all liabilities, damages, judgments, costs, expenses, and fees (including reasonable attorney’s fees) resulting from any claims, litigation, or actions arising out of or relating to actual or alleged: (i) distribution by Licensee of the Localized Client, Online Virtual Game Cards, Game Cards, Instructional Guide, or any other WoW related materials outside the Territory; or (ii) Licensee marketing and sale of the Game Cards, Online Virtual Game Cards or Localized Client; or (iii) defects in the Game Cards, Online Virtual Game Cards, Localized Client or Localized Server; or (iv) unauthorized use of any patent, process, method or device or out of the infringement of any copyrights, trade name, patent, or libel or invasion of the right of privacy, contract, publicity or other property rights of any party; or (v) breach by Licensee of any and all provisions of this Agreement in connection with the performance by Licensee of its rights or obligations under this Agreement; or (vi) breach of any representations and warranties or covenants Licensee has made hereunder; or (vii) infringement caused by any modification to the Game Cards, Online Virtual Game Cards, Localized Client or Localized Server or Documentation not authorized by VUG; or (viii) any third-party claim arising from Licensee’s use of any trademarks or copyrighted material added to the Game Cards, Online Virtual Game Cards, Localized Client, Instructional Guide, Marketing Materials or other WoW related materials. VUG will timely notify Licensee in a writing that sets forth with specificity the claim or action to which such indemnification obligation applies but any failure to provide timely notice or information shall not impair VUG’s rights to indemnification except to the extent that such failure has materially prejudiced or materially delayed Licensee in defense of the claim. Licensee shall have the right to control the defense of each such claim and any lawsuit or proceeding arising therefrom. Licensee will cause its counsel to cooperate fully with VUG and its counsel in the defense of such action. Licensee shall not admit any liability or compromise any suit without first obtaining VUG’s consent in writing. VUG shall have the right to participate in the defense and settlement of such claim being defended by Licensee through separate counsel at VUG’s expense. Notwithstanding the foregoing, in the event Licensee does not timely undertake to defend VUG

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from a claim or suit described above, VUG shall have the right to undertake the defense itself and Licensee promises to repay all liabilities, damages, costs and fees (including reasonable attorney’s fees) resulting from such defense regardless of the outcome.

11.2.	No Combination Claims. Notwithstanding Paragraph 11, VUG/Blizzard shall not be liable to Licensee for any claim arising from or based upon the combination, operation or use of any Game Cards, Online Virtual Game Cards, Localized Client or Localized Server with equipment, data or programming not supplied by VUG/blizzard, or arising from any alteration or modification of the Client or Server Software.

11.3.	Insurance. Licensee will carry and maintain at its sole cost and expense appropriate and sufficient policy(s) of insurance, which must comply with all statutory regulations in the state (or country) where this Agreement is being performed, naming VUG and its relevant subsidiaries, including but not limited to Blizzard, as additional named insureds. Such policy(s) of insurance shall provide protection against any and all claims, demands and causes of action arising out of or in connection with the Localized WoW, including without limitation, Game Cards, Online Virtual Game Cards, Localized Client or Localized Server or the use thereof or failure to perform, alleged or otherwise, in the Localized WoW, including without limitation Game Cards, Online Virtual Game Cards, Localized Client or Localized Server or any technology, equipment, material or other component used in connection therewith, and shall include, but not limited to, the following (or equivalent thereof): (i) Workers’ Compensation and State Disability, including Employers’ Liability, (ii) Comprehensive General Liability (including broad form of coverage for contractual, products liability and personal injury liability (including bodily injury and death)), and (iii) Umbrella Liability. The amount of coverage providing adequate protection for VUG, its Affiliates and each of its agents, servants, employees, officers and directors, and Licensee against any such claims or suits shall be a minimum amount of Three Million U.S. Dollars (US$3,000,000.00) combined single limit for each single occurrence. Such policy(s) of insurance shall be in effect at least as early as the Effective Date of this Agreement and shall remain in force and provide coverage throughout the Territory until one (1) year after the effective date of expiration or any termination of this Agreement. Licensee shall be solely responsible for the payment of all deductibles on its policy(s). Within ten (10) business days after the Effective Date of this Agreement, Licensee will deliver to VUG a certificate(s) of insurance or other documentary proof that Licensee has obtained the required insurance policy(s) pursuant to this Agreement. Without prejudice to the forgoing, VUG may at its discretion specify alternative insurance type and amount that would be sufficient to protect its interest, in accordance with the best practices of the industry in general, if any one or more of the aforementioned insurance is not available to the Licensee.

12.	Term and Termination.

12.1.	Term. This Agreement shall remain in full force and effect during the Term.

12.2.	Termination by VUG/Blizzard with Cause. Without prejudice to any rights which VUG/Blizzard may have under the Agreement or in law, equity, or otherwise:

12.2.1.	VUG/Blizzard shall have the right to terminate this Agreement as set forth in Sections 2.1, 5.6 or immediately upon written notice delivered to the Licensee if, at any time Licensee is in material breach of any other term, condition, warranty, representation or covenant of this Agreement, including without limitation those breaches listed in Sections 12.1 through 12.5, and fails to cure such breach (if such breach is by its nature curable) within thirty (30) days of written notice thereof (ten (10) days in the case of any breach of payment obligations pursuant to Section 6). Licensee may cure any particular curable breach section only twice, i.e., VUG/Blizzard may immediately terminate the Agreement for cause if Licensee breaches any section for a third time even though Licensee cured the breach twice before within the proper cure period; or

12.2.2.	VUG/Blizzard shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee shall make or attempt any unauthorized assignment for the benefit of creditors, file any petition for reorganization, readjustment or rearrangement of its business or affairs under any laws or governmental regulations relating to relief of debtors, bankruptcy or insolvency of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, discontinues its business, or be adjudicated a bankrupt or an insolvent. In the event that the Agreement so terminates, neither Licensee nor its receivers, representatives, trustees, agents, administrators,

VUG WoW License: P.R.C.	Page 25 CONFIDENTIAL

successors, and/or assigns shall have any right to manufacture, distribute, sell, exploit or in any way deal with any aspect of the Localized WoW, including without limitation, Game Cards, Localized Client, Localized Server Software, Instructional Guides, Promotional Events, Promotional Merchandise or any Marketing Materials except with and pursuant to VUG/Blizzard’s consent and instructions in writing.

12.2.3.	VUG/Blizzard shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee is merged, consolidated, sells all or substantially all of its assets or implements or experiences any substantial change in management or control (the transfer of twenty percent (20%) or more of a Licensee’s common stock or the equivalent, shall be considered a substantial change in control hereunder), unless the prior consent and approval of VUG/Blizzard are obtained.

12.2.4.	VUG shall have the right to terminate this Agreement automatically and without further notice to Licensee in the event that Licensee enters into any arrangement, partnership or takes part in activities that VUG considers to be prejudicial or adverse to its business interest, reputation, good standing, image and/or goodwill or which would in any way negatively impact the commercial viability of WoW. Accordingly, Licensee shall notify and obtain the approval of VUG/Blizzard before entering into any of the aforesaid arrangements above. Such approval is revocable by Blizzard on a change of circumstances that negatively impacts Blizzard.

12.3.	Failure to Manufacture or Distribute. Licensee’s failure to commence in good faith the manufacture, shipping and sale in substantial quantities of the Licensed Products by the Scheduled Production Date, and to continue during the Term to distribute and sell the Game Cards, Online Virtual Game Cards or Localized Client in all commercially viable parts of the Territory, will result in immediate damage to VUG and will constitute a material breach of this Agreement.

12.4.	Licensee Violations of the Agreement. The following also shall constitute breaches subject to VUG/Blizzard’s right to terminate this Agreement in accordance with the provisions of Section 12

(a)	If Licensee fails to deliver to VUG/Blizzard or to maintain in full force and effect the insurance required in Section 11.3; or

(b)	If Licensee fails to provide timely statements, make payments and/or provide access to Licensee’s premises as required by this Agreement; or

(c)	If Licensee sells, or knowingly sells to any third party who intends to sell, any Game Cards, Online Virtual Game Cards or Localized Clients outside the Territory or channels of distribution; or

(d)	If any governmental or regulatory agency finds that the Game Cards, Online Virtual Game Cards or Localized Clients are defective in any way, manner or form or if Licensee sells “seconds” or inferior Game Cards or Localized Clients; or

(e)	If Licensee manufactures, sells or distributes, whichever occurs first, any of the Promotional Merchandise, Instructional Guides, Packaging Material, Marketing Materials, press releases, Game Cards, Online Virtual Game Cards or Localized Clients without the prior written approval of Licensor as provided in Section 5; or

(f)	If Licensee has made a material misrepresentation or has omitted to state a material fact necessary to make the statements not misleading; or

(g)	If Licensee fails to mark all aspects of the Localized WoW, including without limitation Game Cards, Localized Clients, Localized Server Software, Instructional Guides, Promotional Merchandise, Packaging Materials and Marketing Materials with the appropriate copyright and trademark notice provided to Licensee; or

(h)	If Licensee registers or attempts to register any claim to copyright, trademark, service mark or design patent in any element of the WoW; or

VUG WoW License: P.R.C.	Page 26 CONFIDENTIAL

(i)	If Licensee assigns or attempts to transfer, assign this Agreement or any of Licensee’s rights under this Agreement to any third party without VUG’s prior written consent; or

(j)	If Licensee sells the Server Software; or

(k)	If Licensee fails to obtain the requisite approvals, license, permits and/or permission from the government and regulatory authorities pursuant to section 2.1.

12.5.	Effect of Termination. Upon expiration or termination for any reason of this Agreement:

12.5.1.	Licensee shall cease using any VUG trademarks, logos or trade names and shall immediately cease manufacture, distribution, sale or advertisement for sale of the Game Cards, Online Virtual Game Cards and Localized Clients. Licensee shall immediately turn off the Server Software and cease operations pertaining to the Localized WoW.

12.5.2.	All WoW masters, Game Cards, access codes, Game Data, Accounts, Localized Clients, Localized Servers, Replication materials, Client, Server Software, source code, trademarks, trade names, patents, samples, literature and sales aids of every kind and any other items provided to Licensee by VUG/Blizzard shall remain the property of VUG/Blizzard. Within thirty (30) days after the termination of this Agreement, Licensee shall prepare all such items, and any other WoW related materials including Work Product and localization materials in its possession for shipment, as VUG may direct, at VUG’s expense. Licensee shall not make or retain any copies of any confidential or proprietary items or information, including without limitation any Account and other customer information or data, which may have been entrusted to it and shall immediately return the same as directed by VUG/Blizzard. Licensor shall have the right, which shall survive termination of this Agreement to conduct a physical inventory of Licensee at its places of business to verify such statement of remaining inventory. Licensee shall immediately surrender all Account and other database of WoW and customer information to VUG.

12.5.3.	Licensee shall provide Blizzard with a written report, sworn to by an authorized officer of Licensee, detailing all inventory of the Game Cards, access codes and Localized Clients in its possession at the effective date of termination within ten (10) business days. Licensee shall have no sell-off rights whatsoever and as set forth in Section 12.5.2, any remaining inventory of Game Cards, access codes and Localized Clients shall become the property of Blizzard without any payment by Blizzard to Licensee and shall be promptly delivered to Blizzard at a destination designated by Blizzard at Licensee’s expense.

12.5.4.	Save where the Agreement is terminated on the grounds that Licensee has failed to obtain the requisite approvals, license, permits and/or permission from the government and regulatory authorities pursuant to section 2.1 and referenced in section 12.4(k), the Recoupable Advances due for the current Period in which the termination is effected, as well as the Recoupable Advances for the immediately following Period, and all other payments due and owing shall be immediately due and payable to VUG within ten (10) days of the effective date of termination for cause. In the event VUG terminates this Agreement for cause, Licensee shall not be entitled to, and shall waive its right to make any claim to, any refund of any Licensee Fee or other payments made by Licensee to VUG under this Agreement. VUG reserves all other rights and remedies available at law or equity.

12.6.	Survival. VUG/Blizzard’s rights and Licensee’s obligations to pay VUG all amounts due hereunder, as well as Sections 3, 6, 8-14 and any provision of this Agreement that expressly states that it shall survive termination or expiration shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion hereof or exhibit hereto is void or voidable.

13.	Non-Disclosure or Use. In the course of this Agreement, it is anticipated that Licensee will learn confidential or proprietary information about VUG/Blizzard. Licensee shall keep in trust and confidential this information and any other information which Licensee may acquire with respect to VUG/Blizzard’s business, including, but not limited to, information developed and relating to new products, product plans, product designs, customers,

VUG WoW License: P.R.C.	Page 27 CONFIDENTIAL

technology, computer codes, trade secrets, pricing, know-how, inventions, techniques, programs, algorithms, schematics, documentation, business opportunities, processes, and practices, and any information that ought, in good faith, to be treated as confidential given its nature and/or the circumstances of its disclosure, unless and until VUG/Blizzard consents to disclosure, or unless such knowledge and information otherwise becomes generally available to the public through no fault of Licensee. Licensee shall not disclose to others, without VUG/Blizzard’s consent, the subject of this relationship without first providing VUG/Blizzard with the opportunity to review and offer reasonable objection to the contemplated publication. In addition to the duty to maintain such confidential information in strictest confidence, Licensee shall take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, Licensee agrees to limit its internal distribution of the confidential information only on a “need to know” basis, solely to those who are informed of the confidential nature of such information and agree to be bound by the terms of confidentiality under this Agreement, and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited. Licensee shall require each of its employees performing services relating to WoW to execute a Confidentiality Agreement, if requested by VUG/Blizzard. This undertaking to keep information confidential shall survive the termination of this Agreement.

It is understood, however that the restrictions listed above shall not apply to any portion of confidential information which: (i) was previously known to Licensee without obligations of confidentiality; (ii) is obtained after the Effective Date of this Agreement from a third party which is lawfully in possession of such information and not in violation of any contractual or legal obligation to VUG/Blizzard with respect to such information; (iii) is or becomes part of the public domain through no fault of Licensee; (iv) is independently ascertainable or developed by Licensee or its employees; (v) is required to be disclosed by administrative or judicial action provided that Licensee immediately after receiving notice of such action notifies VUG/Blizzard of such action to give VUG/Blizzard the opportunity to seek any other legal remedies to maintain such confidential information in confidence; or (vi) is approved for release by written authorization of VUG/Blizzard. Licensee agrees that the terms and conditions, and this Agreement itself, shall be considered confidential information, except as expressly otherwise stated in this Agreement.

Licensee agrees not to use the confidential information for its own benefit or for the benefit of any third party, or other than in accordance with the terms and conditions of this Agreement. All such confidential information remains the property of VUG/Blizzard. Promptly at the termination of this Agreement for any reason, Licensee shall return to VUG/Blizzard all originals and copies of any material in any form containing or representing the confidential information, including but not limited to all computer codes, discs, drawings, specifications, manuals and other printed or reproduced material (including information stored on machine readable media), or shall destroy the same at the request of VUG/Blizzard.

Since unauthorized transfer of VUG/Blizzard’s confidential information will substantially diminish its value and injure VUG/Blizzard in ways that cannot be remedied fully by money, Licensee’s breach of these Section 13 obligations will entitle VUG/Blizzard to equitable relief (including orders for specific performance and injunctions), as well as monetary damages.

14.	General.

14.1.	Relationship of the Parties. Licensee’s relationship with VUG/Blizzard during the term of this Agreement will be that of an independent contractor. Licensee will not have, and shall not represent that it has, any power, right or authority to bind VUG/Blizzard, or to assume or create any obligation or responsibility express or implied, on behalf of VUG/Blizzard or in VUG/Blizzard’s name, except as herein expressly provided. Nothing stated in this Agreement shall be construed as making partners of Licensee and VUG/Blizzard, nor as creating the relationships of employer/employee, franchisor/franchisee, or principal/agent between the parties. In all matters relating to this Agreement, neither Licensee nor its employees or agents are, or shall act as, employees of VUG/Blizzard within the meaning or application of any obligations or liabilities to VUG/Blizzard by reason of an employment relationship. Licensee shall reimburse VUG/Blizzard for and hold it harmless from any liabilities or obligations imposed or attempted to be imposed upon VUG/Blizzard by virtue of any such law with respect to employees of Licensee in performance of this Agreement.

VUG WoW License: P.R.C.	Page 28 CONFIDENTIAL

14.2.	Assignment. The rights granted to Licensee hereunder are personal in nature and Licensee agrees that this Agreement shall not be assignable, nor may Licensee delegate its duties hereunder without the prior written consent of VUG/Blizzard. Any attempted delegation or assignment without the required consent shall be void and of no effect.

14.3.	Waiver and Modification. No waiver or modification of the Agreement shall be effective unless in writing and signed by the party against whom such waiver or modification is asserted. Waiver by either party in any instance of any breach of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other term or condition hereof. None of the terms or conditions of this Agreement shall be deemed to have been waived by course of dealing or trade usage.

14.4.	Notices. All notices and demands hereunder shall be in writing and shall be served by personal delivery, express courier, or mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party), and shall be deemed complete upon receipt. All notices or demands by mail shall be by certified or registered airmail, return receipt requested. If receipt of such notice or demand is refused or a party has changed its address without informing the other, the notice shall be deemed to have been given and received upon the seventh (7th) day following the date upon which it is first postmarked by the postal service of the sender’s nation. Licensee shall notify VUG/Blizzard in writing of any material claim or proceeding involving WoW within the Territory within seven (7) days after Licensee learns of such claim or proceeding. Licensee shall also immediately report to VUG/Blizzard all claimed or suspected product defects. Licensee shall also notify VUG/Blizzard in writing not more than seven (7) days after any change in the management or control of Licensee or any transfer of a majority share of Licensee’s voting control or a transfer of substantially all its assets. Licensee shall provide written notice to the (i) SVP of Business Operations at Blizzard; (ii) Director of VUG AP sales; and (iii) VP/Assistant General Counsel of VUG

14.5.	Attorney’s Fees. In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys’ fees and other expenses incurred by such prevailing party in the litigation.

14.6.	Complete Execution. This Agreement shall become effective only after it has been executed by Licensee and VUG.

14.7.	Choice of Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA. THE APPLICATION OF THE UNITED NATIONS CONVENTION OF CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS IS EXPRESSLY EXCLUDED. If any dispute, difference of opinion or claim which the parties hereto are unable to resolve through amicable negotiation arises out of, or in connection with this Agreement, either party may, after having the other party hereto so notified with a notice period of no less than twenty (20) days, refer the matter in question to arbitration for settlement in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more (maximum of three (3)) arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in Singapore. Both parties hereby submit to the jurisdiction of such body over each of them personally in connection with such litigation, and waive any objection to venue and any claim that such forum is an inconvenient forum. The English-language version of this Agreement controls when interpreting this Agreement and all proceedings shall be conducted in English.

14.8.	Severability. In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect. In the event the infirmed provision causes the contract to fail of its essential purpose, then the entire Agreement shall fail and become void.

14.9.	Force Majeure. VUG/Blizzard shall not be responsible for any failure to perform due to unforeseen circumstances or cause beyond VUG/Blizzard’s control, including but not limited to acts of God, war, riot, embargoes; acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of transportation facilities, fuel, energy, labor or materials.

VUG WoW License: P.R.C.	Page 29 CONFIDENTIAL

14.10.	Time is of the essence. Licensee acknowledges that time is of the essence regarding its performance and discharge of all its duties and obligations under this Agreement.

14.11.	Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreement. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by each party and an executed copy has been delivered to the parties. This Agreement may not be changed, modified, amended or supplemented except in a writing signed by all parties to this Agreement. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth herein.

14.12.	Benefits of Agreement. The terms of this Agreement are intended solely for the benefit of the parties hereto. They are not intended to confer upon any third party the status of a third-party beneficiary. Except as otherwise provided for by this Agreement, the terms hereto shall inure to the benefit of, and be binding upon, the respective successors and assign of the parties hereto.

14.13.	Expenses. Each party shall bear all expenses related to its respective rights and obligations described herein. For purposes of example only and without limitation, Licensee shall be responsible for all expenses associated with the Marketing Support Commitment, the Online Services, hardware and Localization.

14.14.	Language. All statements and reports to be sent to VUG/Blizzard shall be in the English language. If this Agreement is executed in more than one language then the English version shall be binding on the parties in the event of a conflict between documents.

IN WITNESS WHEREOF, the parties have entered into this Agreement.

VUG		Licensee

By:	/s/ Hubert Larenavdie	/s/ Zhu Jun
Officer
Senior Vice President, Asia Pacific		CEO
Title		Title

January 31, 2004		February 3, 2004
Date		Date

Licensee
/s/ Roland Ong
Officer
CO-CEO
Title
January 31, 2004
Date

VUG WoW License: P.R.C.	Page 30 CONFIDENTIAL

EXHIBIT A

TECHNICAL SPECIFICATIONS

I.	Hardware

a.	Timeline

i.	Hardware Deployment Timetable:

Phase I: China Closed Beta – Date To Be Determined by Blizzard

Beta Hardware ( 2 Full Realms) Installed. Date To Be Determined by Blizzard

Phase II: China Open Beta – Date To Be Determined by Blizzard

Complete Hardware Installed. Date To Be Determined by Blizzard

b.	Specification

i.	Hardware sufficient to support 600,000 concurrent users across 3 datacenters:

Description	Quantity	Est. Cost
Cisco 2611XM 16 port 10/100 EtherSwitch NM	6

Cisco 2611XM 8x5xNBD Svc	12

Cisco 2611XM T1/Fractional T1 DSU/CSU WAN Interface	12

Cisco 2611XM VPN Bundle IOS FW/IPSec 3DES,96DRAM	12

Cisco Catalyst 6506 2500W DC Power Supply	12

Cisco Catalyst 6506 48 Port Fabric enabled 10/100/1000	18

Cisco Catalyst 6506 8x5xNBD On-Site Service, 1 year	6

Cisco Catalyst 6506 Chassis, 6 slot, 12RU, No Power Supply	6

Cisco Catalyst 6506 High Speed Fan Tray	6

Cisco Catalyst 6506 Sup720 Compact Flash Mem 64MB	6

Cisco Catalyst 6506 Supervisor 720 Fabric MSFC3 PFC3A	6

Generic Category 6 UTP Network Cable 6’ Blue	30

Generic Category 6 UTP Network Cable 6’ Grey	42

Generic Category 6 UTP Network Cable 6’ Red	30

Generic Category 6 UTP Network Cable Blue	219

Generic Category 6 UTP Network Cable Grey	27

Generic Category 6 UTP Network Cable Red	219

HP Cabinet 10622 (22U) - Shock Pallet	3

HP Cabinet 10642 (42U) - Shock Pallet	45

HP Cabinet 10642 Side Panels	6

HP Cabinet 10642 Stabilization Kit	48

HP Cabinet CMC Locking Option Kit	12

HP Cabinet CMC Sensors Option Kit	12

HP Cabinet CMC Smoke Sensor Option Kit	12

VUG WoW License: P.R.C.	Page 31 CONFIDENTIAL

HP Cabinet Console Management Controller (CMC)	12

HP Cabinet Integrated keyboard and Monitor	3

HP Cabinet Integration Services	48

HP EVA 5000 2C6D 60Hz - B Model	3

HP EVA 72GB 15K FC Hard Disk Drive 2Gb/s	192

HP EVA Business Copy 4TB LTU EVA5000 Lic	3

HP EVA Business Copy CD, Doc	3

HP EVA CTO Flag for storage integration	3

HP EVA SANworks Management Appliance	3

HP EVA Storage Implementation Service	3

HP EVA Support (24x7x4) - 1 Year	3

HP EVA VCS 2.0 platform solution kit - Linux	3

HP EVA VCS Pkg Dual HSV110 Controller	3

HP FC 2Gb 16-port Entry Level Switch	6

HP FC 2Gb SFP optical transceivers	96

HP FC Short Wave 2-Meter Cable, 2Gb/s to 2Gb/s	30

HP FC Short Wave 5-Meter Cable, 2Gb/s to 1Gb/s	6

HP FC Short Wave 5-meter cable, 2Gb/s to 2Gb/s	51

HP NC4000 1.6 GHz 512MB RAM	0

HP NC4000 3yr OS Acc Support	0

HP NC4000 Case	0

HP NC4000 CD-RW/DVD	0

HP NC4000 DC Power	0

HP NC4000 Floppy	0

HP NC4000 MultiBay	0

HP NC4000 Port Repl	0

HP NC4000 Travel Battery	0

HP ProLiant 146GB 10K U320 UNI HDD ALL	150

HP ProLiant 2Gb Reg PC2100 2X1Gb RAM	3390

HP ProLiant 36.4GB 10Krpm U320 UNI HDD	114

HP ProLiant 72.8GB 15Krpm U320 UNI HDD	42

HP ProLiant BL20pG2 9x5xNBD Support - 1 Year	1689

HP ProLiant BL20pG2 Battery Backed Write Cache	75

HP ProLiant BL20pG2 FC Mezzanine Card	36

HP ProLiant BL20pG2 X2.8/533-512 CPU	1689

HP ProLiant BL20pG2 X2.8-512 1CPU Blade	1689

HP ProLiant BLp C-GbE Interconnect Switch Kit (copper)	192

HP ProLiant BLp C-GbE2 Interconnect	3

HP ProLiant BLp DC Facility Power Kit Connection	36

HP ProLiant BLp Manage PC NC620c 1.4 GHz 256MB RAM	3

HP ProLiant BLp Manage PC NC620c NBD Support	3

VUG WoW License: P.R.C.	Page 32 CONFIDENTIAL

HP ProLiant BLp Mini Bus bar	72

HP ProLiant BLp SecurePath Linux	6

HP ProLiant BLp SecurePath Linux 8 Licenses	3

HP ProLiant BLp Server Blade Enclosure	195

HP ProLiant BLp Shipping Bracket	195

HP ProLiant DL360 G3 P4 2.8 GHz 533MHz FSB Server	12

HP ProLiant DL360 G3 P4 2.8 GHz CPU	6

HP ProLiant DL360 G3 Power Supply	12

HP ProLiant DL380 G3 9x5xNBD Support - 1 Year	6

HP ProLiant iLO License	12

HP ProLiant MSA1000	6

HP ProLiant MSA1000 Cache RAM	6

HP ProLiant MSA1000 Controller	3

HP ProLiant MSA1000 Enclosure Model 4314R	6

HP ProLiant MSA1000 Enclosure Power Supply	6

HP ProLiant MSA1000 FCA2214DC Host Adapter	6

HP ProLiant MSA1000 SAN Switch 2/8 w/ 4 SFPs	6

HP Tape Backup HP Ultrium bar code labels, 100 pack	9

HP Tape backup MSL Dual Magazine LTO (2 x 15 slot)	9

HP Tape Backup MSL6000 LTO Gen2 Add-on Drive	6

HP Tape Backup MSL6030 2-dr, LTO2, Fibre, RM	3

HP Tape Backup MSL6060 2-dr, LTO2, Fibre, RM	3

HP Tape Backup Service MSL3030	3

HP Tape Backup Service MSL6060	3

HP Tape Backup Storage Data Protector Drive Ext	12

HP Tape Backup Storage Data Protector Open File BU	6

HP Tape Backup Storage Data Protector Starter Kit	6

HP Tape Backup Storage Data Protector Support	6

HP Tape Backup Ultrium 400GB Data Cartridge	516

HP Tape Backup Ultrium Universal Cleaning Cartridge	12

Oracle Database – Change Management Pack	36

Oracle Database - Diagnostics Pack	36

Oracle Database - Enterprise Processor	36

Oracle Database - Real Application Clusters	24

Panasonic KX-HCM8 Network Camera	12

ProLiant BL p-Class GbE2 Storage Connectivity Kit	3

ii.	Specifications cannot be changed by licensee without permission.

1.	RAM must be from HP

iii.	Blizzard reserves the right to amend the description and specifications.

c.	Installation

i.	Licensee will be responsible for mounting cabinets, installing blade enclosures into cabinets, assembling blades, and installing blades into enclosures.

VUG WoW License: P.R.C.	Page 33 CONFIDENTIAL

ii.	Licensee will provide all cabling (network, power, SAN) and install it.

iii.	Licensee will provide a list of primary NIC MAC addresses for all blade servers.

iv.	Licensee will appropriately label racks and blade enclosures in English.

v.	Blizzard will provide an on-site supervisor during hardware installation.

d.	Testing and Approval

i.	Blizzard will physically inspect all equipment.

ii.	Licensee will fix defects within 7 days.

e.	Maintenance Responsibilities
i.	Only those personnel trained and approved by Blizzard will perform maintenance. All personnel must be direct employees of licensee.

ii.	Blizzard will provide training for up to 10 licensee staff.

iii.	HP will be contracted to provide on-site next business day support for all equipment (including Cisco gear).

f.	Monitoring

i.	Blizzard will provide read-only access to monitoring tools for Licensee’s customer support staff.

g.	Access

i.	Licensee will maintain a list of approved personnel. Any changed must be approved by Blizzard.

ii.	Blizzard may restrict licensee’s physical access to certain equipment. Blizzard must approve each access attempt to restricted equipment.

II.	Network, & Datacenter

a.	Requirements

i.	ISP

1.	Blizzard will have right-of-refusal on ISP/IDC selection by licensee.

ii.	Physical Requirements

1.	Fire suppression

a.	Water free pipe system

b.	Halon or FMF-200 as primary fire suppression

2.	Raised Floor

a.	Environment must have a raised floor.

3.	Weight Capacity

a.	Must support 600 Kg.

4.	Cooling

a.	Cooling capacity for 38,000 BTU/hr (3.2 tons of A/C) per cabinet.

5.	Power

a.	UPS

i.	Power must be run off line-conditioned UPS

b.	Generators

i.	On-site with at least 7 days of fuel locally available

c.	Redundancy

i.	Completely redundant dual power grids

d.	Provide 200A redundant 48 VDC feed per cabinet

6.	Uplink from Blizzard to ISP

a.	4 1Gbps Ethernet fiber links to two separate switches on ISP’s network.

iii.	Security

1.	Equipment will be installed in private space (cage or room).

2.	Private space will have a single entry / exit.

3.	Licensee will restrict physical access to hardware in an enclosed spare (cage or room) with biometrics or badges and physical locks.

4.	In the event a 3rd party (government, break-in) obtains irregular (not fire inspection, but police warrants, robberies, etc) access to facility, licensee will notify Blizzard immediately.

5.	Recorded video of entry, stored for at least 30 days.

iv.	Minimum Connectivity and QOS

1.	Licensee must provide MIN bandwidth per client.

2.	Licensee must provide MIN bandwidth per patch client.

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3.	Licensee must provide 2 Gbps bandwidth connectivity to each installation’s network switches.

v.	Minimum Response Time

1.	Licensee will respond to email requests from Blizzard within 2 hours.

2.	Licensee will perform requests within 4 hours of original request.

b.	Testing Procedures

i.	Network Cabling

1.	Cabling must be tested for wiring and termination faults.

ii.	Power failover

1.	Power feed must not be disturbed while switching

iii.	SAN cabling

1.	Cabling must be tested for wiring and termination faults.

iv.	Blades

1.	Blades must pass POST.

2.	Should be burned in for 48 hours.

3.	All tests of the HP Diagnotics suite should be run 3 times without failures.

v.	Licensee will facilitate various network tests at Blizzard’s request.

vi.	Blizzard will inspect and approve datacenter facilities. In the event something is not approved, licensee will fix within 15 days.

c.	Maintenance Responsibilities

i.	Licensee provides email and telephone support for routine maintenance procedures such as server power cycling, hard drive swaps, network cabling.

ii.	Licensee provides at least 1 English reading and writing staff per IDC at all times.

iii.	Licensee provides 1 fluent English speaker on-call at all times.

iv.	Licensee must provide at least 4 weeks prior notice of network maintenance events or datacenter facility maintenance. Including but not limited to router maintenance, power grid failover, ups testing.

v.	Licensee will immediately inform Tier 3 support staff of any outages affecting subscriber access or in-game performance. Including but not limited to dedicated access line failures, power failures, latency issues, routing issues, etc.

vi.	No services may be interrupted without prior approval by Blizzard

d.	Access

i.	Licensee provides physical and Internet based access to all equipment for Blizzard at all times.

III.	Software

a.	Installation

i.	Blizzard will install all software.

b.	Performance Monitoring

i.	Blizzard will provide licensee with access to performance monitoring tools.

c.	Testing and Approval

i.	Blizzard will test and approve software configuration.

d.	Maintenance Responsibilities

i.	Only those personnel trained and approved by Blizzard will perform maintenance.

e.	Monitoring

i.	Blizzard will provide read-only access to monitoring tools for Licensee’s customer support staff.

f.	Access

i.	Blizzard will control all access to software applications.

IV.	Billing System, Databases, Logging and Customer Information

a.	Security

i.	Blizzard will control access to these systems.

b.	Testing and Approval

i.	Database functionality should be tested

1.	Queries

2.	Freeze/thaw

3.	Backup/restore

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c.	Maintenance Responsibilities

i.	Blizzard will maintain its own database software; Licensee is responsible for any software it develops to communicate with Blizzard’s database software, billing system, login servers, etc

d.	Billing System requirements include:

i.	Integration with Licensee’s billing system

1.	Licensee interface will grant Blizzard access to information housed in their billing database; this includes, but is not limited to, customer information, payment status (delinquency, good standing, et al.), audit reports and information necessary to authenticate a user’s ability to play online.

2.	Blizzard and Licensee will implement this interface in concert, with both parties supplying dedicated software and hardware engineers.

3.	Licensee will make modifications as necessary to their system in order to accommodate Blizzard’s existing infrastructure, billing requirements and the API developed by both parties.

4.	Licensee and Blizzard shall have developed, implemented and tested an interface between their two systems at least 4 weeks prior to activation of the service.

ii.	High availability inter-site connectivity between sites, where multiple sites exist, and between Licensee’s billing system and Blizzard’s billing system.

V.	Licensee will integrate with all necessary billing verification providers (ie: payment gateways) as needed to support the payment methods described herein. Backups and Data Recovery

a.	Responsibility for Backups

i.	Blizzard

b.	Off-site Backups

i.	Blizzard provided 3rd party off-site daily backup media

VI.	Customer Service Tools

VII.	Expansion of capacity

a.	Licensee must maintain sufficient hardware, networking, and database capacity to support subscribers attempting to play game.

b.	All requirements for initial installation of equipment apply to expansion equipment.

VIII.	Notifications

a.	Blizzard will notify licensee of any maintenance at least 7 days prior to event.

i.	Emergency maintenance may be necessary, in which case Blizzard will endeavor to notify licensee as soon as possible.

b.	Licensee will provide at least 1 month advance notice to Blizzard if any conditions which may affect simultaneous subscribers attempting to play the game, including but not limited to holidays, promotions, in-game events, marketing, and sales efforts.

c.	Blizzard will notify licensee when additional capacity is required to support users.

i.	Licensee will respond to initial request to expand within 72 hours.

ii.	Licensee will place order for required expansion equipment within 1 week from original request.

iii.	Licensee will receive and install required expansion equipment within 2 weeks from order date.

d.	Licensee is responsible for notifying public and Blizzard of ISP maintenance.

e.	Licensee must notify Blizzard within 2 hours of any unplanned service outage.

NOTE: VUG AND BLIZZARD SHALL ISSUE SUCH ADDITIONAL SPECIFICATIONS AND FURTHER DETAILS AS IT DEEMS APPROPRIATE AS THE PROJECT PROGRESSES AND SUCH ADDITIONAL SPECIFICATIONS AND DETAILS SHALL BE DEEMED INCORPORATED INTO AND FORM PART OF THIS EXHIBIT A.

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EXHIBIT B

IMPLEMENTATION PLAN

To be completed by VUG/Blizzard

Blizzard Personnel - Provision for 5-10 of VUG/Blizzard’s personnel to be stationed in Licensee’s premises and be involved in day-to-day operations with access to financial, marketing, customer support, technical and operational information and records pertaining to the WoW project. Appropriate work space/area and desks to be provided.

Project and Operational Management – to detail the procedural flow of information, reports, requests and approvals between Licensee, Blizzard’s personnel stationed in Licensee’s premises and Blizzard on all aspects of WoW (financial, commercial, operational, technical support, customer service, IP etc) for the Implementation Plan as well as continued operation and maintenance of WoW after commercial launch.

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EXHIBIT C

MINIMUM MARKETING SUPPORT SUMS

For the purpose of marketing, promoting and advertising the Localized WoW, Licensee agrees that it shall commit not less than the following nonrecoupable amounts (“Marketing Support Sums”) during the Term:

1.	For the period from the Effective Date to the Commercial Release, a sum of not less than USD $5,212,491;

2.	For the period from Commercial Release to the date twelve (12) months following Commercial Release, a sum of not less than USD $3,909,368;

3.	For the period from twelve (12) months following Commercial Release to the date twenty-four (24) months following Commercial Release, a sum of not less than USD$2,606,246;

4.	For the period twenty-four (24) months following Commercial Release to the date thirty-six (36) months following Commercial Release, a sum of not less than USD $1,303,123.

The Marketing Support Sums may not be used for: costs relating to the cost of goods or distribution costs of the Game Cards (in any format) or the Localized Client; selling expenses; labor or overhead expenses.

MARKETING PLAN

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EXHIBIT D

REVENUE GENERATION MODEL(S)

EXHIBIT D1

1.	Date: The Effective Date.

2.	Revenue generation model type: Game Cards and Online Virtual Game Cards

3.	Description: Game Cards and Online Virtual Game Cards are currently the dominant payment mechanism for OLMMPs within the Territory. A User purchases a Game Card from a retail outlet or an Online Virtual Game Card on the Internet in one of varying amounts of currency which amount is directly associated with the amount of Localized Server Software access time the User will receive when using the Game Card or Online Virtual Game Card. The Game Card or Online Virtual Game Card contains a secure window which, when opened, reveals a security code that the User enters into the Localized Server Software via the Client and/or Internet after which the User’s account is credited with such amount of time.

4.	Royalty payable by Licensee to VUG: Twenty Two percent (22%) of the retail value of each Game Card and Online Virtual Game Card produced for use with the Localized Server Software. A Game Card or Online Virtual Game Card shall be deemed “produced” when VUG delivers the associated security codes to the Game Card manufacturer or Licensee.

5.	Security code acquisition procedure: Licensee will notify VUG of the number of Game Cards and Online Virtual Game Cards Licensee desires, together with a breakdown of how much time each card shall credit a User’s account and the corresponding retail value of the card (e.g., 5,000 total cards: 2,000 of which are 5 hour cards with a retail value of x Yuan; 3,000 of which are 10 hour cards with a retail value of y Yuan). VUG will then prepare and transmit to Licensee an invoice regarding such order. Upon VUG’s receipt of the full amount described on the invoice (in accordance with Section 6 of the Agreement), VUG shall promptly transmit the security codes to the Game Card manufacturer and VUG shall enable those codes in the Localized Server Software. Licensee shall not permit the actual retail Game Card or Online Virtual Game Card price to deviate from that in a corresponding security code request without the Approval of VUG and in the event such Approval is granted and the retail price is increased, VUG will transmit to Licensee an invoice for the difference due VUG regarding the associated royalty for such Game Cards and Licensee agrees to pay to VUG such invoiced amount in accordance with Section 6 of the Agreement within five (5) days of Licensee’s receipt of the invoice.

6.	Inventory: Licensee agrees at all times to maintain and distribute a sufficient inventory of Game Cards and Online Virtual Game Cards to meet User demand throughout the Territory.

7.	Bundling: Game Cards and Online Virtual Game Cards shall not be capable of enabling credit toward any other good or service, including any other OLMMP game.

VUG WoW License: P.R.C.	Page 39 CONFIDENTIAL

EXHIBIT E

MINIMUM SUPPORT OBLIGATIONS

VUG WoW License: P.R.C.	Page 40 CONFIDENTIAL

EXHIBIT F

PROFESSIONAL SERVICES AGREEMENT

Beginning on the      day of                      200     ,                      (“Replicator”) agrees to perform services for China The9 Interactive (“C9I”) pursuant to the following terms and conditions:

1. Acting as an independent contractor, Replicator shall render the services as stated in Exhibit 1 (“Services”). Replicator shall take direction from and report to                         .

2. In consideration for performance of the Services and upon C9I’s acceptance of completion of same, Replicator shall receive from C9I a fee which is payable in accordance with Exhibit 1.

3. Replicator understands that he/she is not authorized to incur any expenses on behalf of C9I without prior written consent, and all statements for the Services and expenses shall be in the form prescribed by C9I and shall be approved by                         , or his/her supervisor.

4. C9I has the right, in its sole discretion, to terminate this Agreement for any reason with seven (7) days prior written notice. In the event of such a termination, C9I’s sole obligation shall be to pay Replicator, pro rata, for the fees with respect to all milestones achieved or Services performed, as applicable, which shall have been accepted as of that date by C9I. C9I shall have no further obligation, whether financial or otherwise, to Replicator after such cancellation. C9I may terminate this Agreement immediately upon Replicator’s refusal or inability to perform pursuant to, or Replicator’s breach of, any provision of this Agreement.

5. Replicator shall not, either during or subsequent to the term of this Agreement, directly or indirectly disclose any information designated as confidential by C9I; nor shall Replicator disclose to anyone other than a C9I employee or use in any way other than in the course of the performance of this Agreement any information regarding C9I, including but not limited to C9I’s product, market, financial or other plans, product designs and any other information not known to the general public whether acquired or developed by Replicator during performance of this Agreement or obtained from C9I employees; nor shall Replicator, either during or subsequent to the term of this Agreement, directly or indirectly disclose or publish any such information without prior written authorization from C9I to do so. Unless otherwise specifically agreed to in writing, all information about and relating to projects under development by C9I and/or parties doing work under contract to C9I including the Services rendered hereunder by Replicator shall be considered confidential information. Replicator acknowledges and agrees that all of the foregoing information is proprietary to C9I, that such information is a valuable and unique asset of C9I, and that disclosure of such information to third parties or unauthorized use of such information would cause substantial and irreparable injury to C9I’s ongoing business for which there would be no adequate remedy at law. Accordingly, in the event of any breach or attempted or threatened breach of any of the terms of this Paragraph 5, Replicator agrees that C9I shall be entitled to seek injunctive and other equitable relief, without limiting the applicability of any other remedies.

6. Replicator shall return to C9I any C9I property that has come into his/her possession during the term of this Agreement, when and as requested to do so by C9I and in all events upon termination of Replicator’s engagement hereunder, unless Replicator receives written authorization from C9I to keep such property. Replicator shall not remove any C9I property from C9I premises without written authorization from C9I.

7. As part of this Agreement, and without additional compensation, Replicator acknowledges and agrees that any and all tangible and intangible property and work products, ideas, inventions, discoveries and improvements, whether or not patentable, which are conceived/developed/created/obtained or first reduced to practice by Replicator for C9I in connection with the performance of the Services (collectively referred to as the “Work Product”), including, without limitation, all technical notes, schematics, software source and object code, prototypes, breadboards, computer models, artwork, sketches, designs, drawings, paintings, illustrations, computer generated artwork, animations, video, film, artistic materials, photographs, literature, methods, processes, voice recordings, vocal performances, narrations, spoken word recordings and unique character voices, shall be considered “works made for hire” and therefore all right, title and interest therein (including, without limitation, patents and copyrights) shall vest exclusively in C9I. To the extent that all or any part of such Work Product does not qualify as a “work

VUG WoW License: P.R.C.	Page 41 CONFIDENTIAL

made for hire” under applicable law, Replicator without further compensation therefor does hereby irrevocably assign, transfer and convey in perpetuity to C9I and its successors and assigns the entire worldwide right, title, and interest in and to the Work Product including, without limitation, all patent rights, copyrights, mask work rights, trade secret rights and other proprietary rights therein. Such assignment includes the transfer and assignment to C9I and its successors and assigns of any and all moral rights which Replicator may have in the Work Product. Replicator acknowledges and understands that moral rights include the right of an author: to be known as the author of a work; to prevent others from being named as the author of the works; to prevent others from falsely attributing to an author the authorship of a work which he/she has not in fact created; to prevent others from making deforming changes in an author’s work; to withdraw a published work from distribution if it no longer represents the views of the author; and to prevent others from using the work or the author’s name in such a way as to reflect on his/her professional standing.

8. None of the Work Product is to be used by Replicator on any other project or with any other client except with C9I’s written consent. If any part of such Work Product is the work of a subcontractor employed by Replicator, then Replicator shall require such subcontractors to execute an assignment document so as to secure for C9I exclusive ownership in such Work Product. In the event Replicator is unable to obtain exclusive ownership from such subcontractors, Replicator shall obtain a license for the benefit of C9I. Replicator shall promptly thereafter deliver such originally executed assignment or license documents to C9I.

9. With respect to all subject matter including ideas, processes, designs and methods which Replicator discloses or uses in the performance of the Services: a) Replicator warrants that Replicator has the right to make disclosure and use thereof without liability or compensation to others; b) to the extent that Replicator has patent applications, patents or other rights in the subject matter, Replicator hereby grants C9I, subsidiaries and affiliates a royalty-free, irrevocable world-wide, non-exclusive license to make, have made, sell, use and disclose such subject matter, excluding only such subject matter, if any, which is set forth in writing in Exhibit 1 and which is agreed to specifically by C9I as being excluded from the grant; and c) Replicator agrees to defend indemnify and hold C9I harmless from any claims, litigations, actions, damages or fees of any kind (including reasonable attorney’s fees) arising from C9I’s or Replicator’s use or disclosure of subject matter which Replicator knows or reasonably should know others have rights in, except, however, for subject matter and the identity of others having rights therein that Replicator discloses to C9I in writing before C9I uses the subject matter.

10. It is understood and agreed that in performing the Services for C9I hereunder, Replicator shall act in the capacity of an independent contractor and not as an employee or agent of C9I. Replicator agrees that it shall not represent itself as the agent or legal representative of C9I for any purpose whatsoever. When Replicator is working on the premises of C9I, Replicator shall observe the working hours, working rules, and security procedures established by C9I. No right or interest in this Agreement shall be assigned by Replicator without the prior written permission of C9I, and no delegation of the performance of the Services or other obligations owed by Replicator to C9I shall be made without the prior written consent of C9I. This Agreement shall be deemed to have been made and executed in the State of California and any dispute arising hereunder shall be resolved in accordance with the law of California. This Agreement may be amended, altered or modified only by an instrument in writing, specifying such amendment, alteration or modification, executed by both parties. This Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements. Nothing herein contained shall be binding upon the parties until this Agreement has been executed by an officer or agent of each and has been delivered to the parties.

Agreed to and Accepted:

C9I	Replicator

Signature:	Signature

Date:	Date:

VUG WoW License: P.R.C.	Page 42 CONFIDENTIAL

EXHIBIT 1

1.	Services

The expected completion date is                     .

Date	Milestones	Payments
- -00	Signed Contract	$
- -00
- -00
- -00
- -00
- -00
- -00
- -00
- -00	Final Delivery

*	Dates listed above are for informational purposes only. Payment shall always be contingent upon timely delivery and acceptance of each milestone.

2.	Payment

Replicator shall be paid for the Services in increments as set forth above after acceptance at each stage of the work performed. Anything to the contrary notwithstanding, the compensation for the Services performed hereunder shall not exceed $                     without the express, written consent of                             .

3.	Expenses

The following authorized expenditures are the maximum that Replicator shall be eligible to receive as a reimbursement. Replicator must produce receipts for all pre-approved expenses for which C9I shall reimburse Replicator within fifteen (15) business days of receiving such receipts and expense reports. All expenses incurred by Replicator not specifically approved herein shall be the sole responsibility of Replicator.

Amount	Approved Expenses

4.	Payment Schedule

C9I shall pay Replicator within fifteen (15) business days following the receipt of Replicator’s invoice and the approved and accepted Work Product. All invoices must be sent to the designated representative set forth in Section 1 above, with a Xerox copy of that invoice to be forwarded to C9I’s Contract Administrator.

5.	Intellectual Property Exclusions

The following includes all subject matter that is excluded from the grant set forth in Section 9(b):

1.	None

VUG WoW License: P.R.C.	Page 43 CONFIDENTIAL

EXHIBIT “G” APPROVAL REQUEST Tracking No.

☐	First submission. We will assign a tracking number if this is first submission.

Always use this number when resubmitting this item.

TO BE COMPLETED BY Licensee
Distributor	Address
Distributor Contact	Tel. No.		Fax No.
Item Submitted		No. of Samples		Distributor Style No.
Product ☐ Preliminary Art/Concept ☐ Color Comp./Hand Sample ☐ Final Art ☐ Mechanical ☐ Prototype/Pre-Production Sample ☐ Production Sample/Final Approval	Packaging/Hang Tags/Labels/ Manual ☐ Preliminary Art/Concept ☐ Color Comp./Hand Sample ☐ Final Art ☐ Mechanical ☐ Prototype/Pre-Production Sample ☐ Production Sample/Final Approval		Collateral/Advertising/Editorial ☐ Preliminary Art/Concept ☐ Color Comp./Hand Sample ☐ Final Art ☐ Mechanical ☐ Prototype/Pre-Production Sample ☐ Production Sample/Final Approval

Comments
DO NOT WRITE BELOW THIS LINE

TO BE COMPLETED BY Blizzard

Date Received / /		Date Returned to Distributor / /
Action Taken On Submission:

☐ Approved As Is. Proceed to:	☐ Resubmit this stage with corrections before proceeding to the next stage. See comments.			☐ Not Approved - See Comments
Comments (Company and Agent please initial and date after your comments.

ALL APPROVALS ARE SUBJECT TO PRODUCT BEING INCLUDED IN YOUR CONTRACT

Distributor Signature	Date / /	Agent Signature		Date / /

Copyright must be permanently affixed to product: TM & © 2004 Blizzard Entertainment. All Rights Reserved.

VUG WoW License: P.R.C.	Page 44 CONFIDENTIAL